                                                                   EXHIBIT 10.22
                   INFORMATION TECHNOLOGY SERVICES AGREEMENT
                   -----------------------------------------

                                     AMONG

                          PEROT SYSTEMS CORPORATION,

                      CAMBRIDGE TECHNOLOGY PARTNERS, INC.

                                      AND

                                RYDER TRS, INC.


                                 CONFIDENTIAL

                   INFORMATION TECHNOLOGY SERVICES AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
                                                                     ----

                                   ARTICLE 1
                              GENERAL OBLIGATIONS

1.1  Executive Steering Committee.....................................   2
1.2  Program Managers.................................................   2
1.3  Cooperation......................................................   2
1.4  Service Review Period............................................   2
1.5  Conduct of Personnel.............................................   3
1.6  Access to Facilities.............................................   3
1.7  Subcontractors...................................................   4

                              ARTICLE 2
                           PROGRAM SERVICES

2.1  CPA Account Manager..............................................   4
2.2  Program Office...................................................   5
2.3  Technology Steering Committee....................................   6
2.4  Change Control Board.............................................   6
2.5  Change Control Process...........................................   7
2.6  Key Staff........................................................   9

                              ARTICLE 3
                          CAMBRIDGE SERVICES

3.1  Application Development Services.................................  11
3.2  Task Order Process...............................................  12
3.3  Acceptance of Applications.......................................  12

                              ARTICLE 4
                             PSC SERVICES

4.1  Transition Services..............................................  14
4.2  Operations Services..............................................  14
4.3  [Intentionally Omitted]..........................................  17
4.4  Acceptance Testing and Application Support.......................  17
4.5  Service Levels...................................................  19
4.6  Additional Services..............................................  20

4.7  Access to Services from Perot Systems Subsidiaries, Affiliates and Joint Ventures...............................................  21
4.8  Transfer of Personnel............................................  21

                              ARTICLE 5
                          CLIENT OBLIGATIONS

5.1  Service Exclusivity..............................................  21
5.2  Client Facilities................................................  23
5.3  Transition.......................................................  24
5.4  Third Party Software, Equipment and Third Party Services.........  24
5.5  Certain Obligations..............................................  25

                              ARTICLE 6
                         CHARGES AND PAYMENT

 6.1  Charges for PSC Services........................................  25
 6.2  Charges for Cambridge Services..................................  25
 6.3  Charges for Additional Services.................................  25
 6.4  Risk/Reward Pricing.............................................  25
 6.5  Reimbursable Expenses...........................................  26
 6.6  Pass-Through Expenses...........................................  26
 6.7  Taxes and Tax Planning..........................................  27
 6.8  Pricing Adjustments.............................................  28
 6.9  Invoices and Payment............................................  28
 6.10 Audits by Client................................................  30
 6.11 Benchmarking....................................................  30
 6.12 Client Surveys..................................................  31
 6.13 Extraordinary Events............................................  32

                              ARTICLE 7
                          PROPRIETARY RIGHTS

7.1  PSC Work Product.................................................  33
7.2  Cambridge Work Product...........................................  33
7.3  Third-Party Intellectual Property................................  34
7.4  Pre-Existing Intellectual Property...............................  34

                              ARTICLE 8
                           CONFIDENTIALITY

8.1  Ownership of Client Data.........................................  35
8.2  Confidential Information.........................................  35

8.3  Attorney-Client Privilege........................................  37
8.4  Internal Audits..................................................  37

                             ARTICLE 9
                        TERM AND TERMINATION

9.1  Initial Term.....................................................  37
9.2  Renewal Terms....................................................  37
9.3  Termination for Cause............................................  38
9.4  Termination for Convenience......................................  40
9.5  Termination in Connection with a Critical Failure................  41
9.6  Termination for Insolvency.......................................  42
9.7  Termination Assistance...........................................  43
9.8  Survival of Certain Provisions...................................  44
9.9  Termination Within 60 Days.......................................  44
9.10 Termination in Connection with a Change in Control...............  46

                             ARTICLE 10
                  WARRANTIES AND CERTAIN COVENANTS

10.1 By Perot Systems.................................................  47
10.2 By Cambridge Technology..........................................  47
10.3 By Each Party....................................................  48
10.4 Third Party Warranties...........................................  48
10.5 Warranty Disclaimers.............................................  48
10.6 Certain Covenants................................................  48

                             ARTICLE 11
                            INDEMNITIES

11.1 By Perot Systems.................................................  51
11.2 By Cambridge Technology..........................................  52
11.3 By Client........................................................  52
11.4 Intellectual Property............................................  53
11.5 Indemnification Procedures.......................................  56
11.6 Subrogation......................................................  57

                             ARTICLE 12
                LIMITATIONS ON LIABILITY AND DAMAGES

12.1 Limitation on Direct Damages.....................................  57
12.2 Limitation on Consequential Damages..............................  59

12.3  Mitigation......................................................  59
12.4  Time to Bring Actions...........................................  59
12.5  Force Majeure...................................................  59

                              ARTICLE 13
                      INSURANCE AND RISK OF LOSS

13.1  Insurance.......................................................  59
13.2  Insurance Documentation.........................................  60
13.3  Risk of Loss....................................................  60

                              ARTICLE 14
                          DISPUTE RESOLUTION

14.1  General.........................................................  61
14.2  Management Meetings.............................................  61
14.3  Arbitration.....................................................  62
14.4  Limited Exceptions for Litigation...............................  63
14.5  Continued Performance...........................................  63

                              ARTICLE 15
                     DEFINITIONS AND CONSTRUCTION

15.1  Certain Terms...................................................  63
15.2  Captions........................................................  63
15.3  Priority of Documents...........................................  63
15.4  Severability....................................................  64

                              ARTICLE 16
                            MISCELLANEOUS

16.1  No Hire Commitments.............................................  64
16.2  Publicity.......................................................  64
16.3  Notices.........................................................  64
16.4  Assignment......................................................  65
16.5  Counterparts....................................................  65
16.6  Relationship of Parties.........................................  65
16.7  Approvals and Similar Actions...................................  66
16.8  Modification; Waiver............................................  66
16.9  No Third-Party Beneficiaries....................................  66
16.10 Governing Law...................................................  66
16.11 Entire Agreement................................................  66

     Attachments
     -----------

     A.   Request for Proposal
     B.   Responses to Request for Proposal
     C.   Technology Standards (To be developed)
     D.   Operating Procedures Manual (To be developed)
     E.   Disaster Recovery and Security Plan (To be developed)
     F.   Sample Customer Satisfaction Survey
     G.   Enterprise Scope Document
     H.   Cambridge Methodology

     Schedules
     ---------

     1.1  Members of the Executive Steering Committee
     1.4  Principal Assumptions
          Part A -- Principal Assumptions
          Part B -- Client Review Materials
     2.2  Third Party Vendors
     2.3  Members of the Technology Steering Committee
     2.6  Key Staff
          Part A -- Perot Systems
          Part B -- Cambridge Technology
     3.1  Cambridge Services
          *  Procedures for Transition Critical Applications
     4.1  Transition Plan
     4.2  PSC Services
          Part A -- Operations Services
               (a)  Data Center Operations
               (b)  Network Operations
               (c)  Help Desk Services
          Part B -- Other Third Party Vendors
     4.4  Application Support Services
     4.8  Transition Employees
     5.1 Cambridge Applications and Fees for Program Services Part A -- Charges for Transition Critical Applications Part B -- Charges for Cambridge Program Services
     5.3 Managed Contracts, Equipment, Software and Services Part A -- Managed Contracts
          Part B -- Managed Equipment and Managed Software
          Part C -- RSI Services
     6.1  Charges for PSC Services
     6.3  Charges for Additional Services
     6.4  Risk Reward Pricing and Service Levels

          Part A --  Cambridge Technology
          Part B --  Perot Systems
     9.4  Early Termination Fees
    15.1  Definitions

                   INFORMATION TECHNOLOGY SERVICES AGREEMENT
                   -----------------------------------------

     This Information Technology Services Agreement ("Agreement"), dated as of January 22, 1998, is between Perot Systems Corporation, a Delaware corporation ("Perot Systems"), Cambridge Technology Partners, Inc., a Delaware corporation ("Cambridge Technology") and Ryder TRS, Inc., a Delaware corporation ("Client").

                            PRELIMINARY STATEMENTS

     A. Perot Systems and Cambridge Technology will provide a solution intended to meet the requirements set forth in Client's Technology Partnership Request for Proposal (the "RFP"), attached as Attachment A, as such requirements have been revised as provided in this Agreement. As set forth in Perot Systems' and Cambridge Technology's joint Response to Request for Proposal and related documents attached as Attachment B (the "Response to RFP"), Perot Systems and Cambridge Technology understand that Client intends to develop a long-term relationship with a technology provider that shares its technology vision and zeal to achieve the following objectives:

     1. Support the creation of an independent systems environment, except the RyderFirst/POS Systems including but not limited to the DCM environment, by the October 1998 time frame.

     2. Move from a geographically dispersed and disparate mix of technology platforms connected over a proprietary network to a single client/server platform with server clusters and Internet access. Financial and operational data will reside in a single data repository.

     3. Accomplish the above in a manner that transcends the "building of systems" and the "renting of trucks" such that Client, Perot Systems and Cambridge Technology might find ways to leverage their investment to create value in non-traditional ways (e.g., expand Client's vertical and horizontal markets).

     B. For the reasons set forth above, in the RFP, and in the Response to RFP, Client desires to replace its current information technology services provider, Ryder System, Inc. ("RSI") and to engage Perot Systems and Cambridge Technology as its business and information technology services providers, each of which will perform certain business and information technology services for Client, which services are described in detail in this Agreement; and

     C. Client desires to have Perot Systems (i) serve as the single point of contact with respect to the provision of services by Perot Systems and Cambridge Technology with respect to the business and information technology services to be provided by such parties under this

Agreement and (ii) manage the services provided by Cambridge Technology and Third Party Vendors as set forth in this Agreement.

Accordingly, the parties agree as follows:


                                   ARTICLE 1
                             GENERAL OBLIGATIONS

     1.1  Executive Steering Committee. Each party will designate up to three
          ----------------------------
senior executives to participate in the Executive Steering Committee. The Executive Steering Committee will be chaired by a representative of Client and will meet semi-annually to review the parties' performance under the Agreement and to provide general advice and guidance with respect to Client's industry, business priorities and market opportunities. The individuals initially designated to serve on the Executive Steering Committee are identified in
Schedule 1.1.

     1.2  Program Managers.  Each party will designate an individual to serve as
          ----------------
its "Program Manager" under this Agreement. Each party's Program Manager will
(i) serve as the principal point of accountability for coordinating and managing that party's obligations under this Agreement, and (ii) be authorized to act for and on behalf of that party with respect to all matters relating to this Agreement, subject to the limitations set forth in this Agreement and any other limitations of which the other parties are notified and to which they agree, which agreement will not be unreasonably withheld.

     1.3  Cooperation.  Each party and its Subsidiaries will cooperate with each
          -----------
of the other parties and their respective Subsidiaries in connection with their respective obligations under this Agreement. Such cooperation will include making available to a party all management decisions, information, approvals and acceptances that the party reasonably expects to have a material effect on the obligations to be performed by that party under this Agreement.

     1.4  Service Review Period.
          ---------------------

          (a) During the period commencing October 13, 1997, Perot Systems and Cambridge Technology, with Client's assistance, performed a detailed review of the business and information technology services being provided by Client Personnel, RSI, and other Third Party Vendors and of Client's business processes. That review has resulted in the development of the Principal Assumptions described in Part A of Schedule 1.4. During the period beginning on the Effective Date and ending 30 days after the later of (i) the date Perot Systems receives the materials described in Part B of
     Section 1.4, or (ii) the Effective Date (the "Service Review Period"), Perot Systems and Cambridge Technology will verify, to the extent reasonably practicable, that the Principal Assumptions are accurate. Upon completion of the Service Review Period, the CPA

     Account Manager will deliver a report to Client's Program Manager describing the results of Perot Systems' and Cambridge Technology's detailed review. That report will describe any changes to the Principal Assumptions and any other revisions to the Schedules requested by Perot Systems or Cambridge Technology, all of which changes will be reviewed and approved through the Change Control Process.

          (b) If a party becomes aware of any information during the Service Review Period (or in Client's case, as a result of its review of the report described in Section 1.4(a)) or thereafter, which information could reasonably (i) indicate that a Principal Assumption is incorrect in any material respect, (ii) result in a material increase or material decrease in the cost of providing Services, (iii) result in a delay in the performance of Services, or (iv) have a material impact on the performance of the Services, then such party will promptly notify the affected party of such information and the parties will use reasonable efforts to mitigate the adverse impact of such information or circumstances and, if the information was not known at the Effective Date, the parties will make an equitable adjustment to the Schedules, all of which adjustments will be reviewed and approved through the Change Control Process.

     1.5  Conduct of Personnel.  While at another party's Facility, each party's
          --------------------
Personnel will conduct themselves in a businesslike manner and will comply with the other party's reasonable requests, standard rules and regulations regarding personal conduct, including all safety and security rules and regulations of which that party has been notified. Client may, upon giving not less than 30 days' notice to the CPA Account Manager, who will in turn notify the affected party, require either Perot Systems or Cambridge Technology to reassign, replace or remove any individual performing services under this Agreement where the performance of such individual is such that it may, in Client's reasonable opinion, have a material and adverse impact on the ability of Perot Systems or Cambridge Technology, as the case may be, to perform its respective obligations under this Agreement. In addition, Client may, on giving notice to the CPA Account Manager, require the immediate removal of any PSC Personnel or Cambridge Technology Personnel who in Client's reasonable opinion have violated any safety or security rules or regulations of Client, violated any laws or regulations in the course of performing services under this Agreement, or breached any of the confidentiality or non-competition provisions of this Agreement. Client may not request the reassignment, replacement or removal of any individual for reasons that would be improper under applicable law if Client were such individual's employer. Perot Systems and Cambridge Technology will each use reasonable commercial efforts to replace promptly any individual reassigned, replaced or removed at Client's request.

     1.6  Access to Facilities.   Each party will grant each other party access
          --------------------
during normal business hours (and, to the extent reasonably necessary, outside normal business hours) to that party's Facilities (including appropriate equipment and systems located at such facilities) as is reasonably necessary for the other party to perform the activities contemplated by this Agreement, provided that (i) each party's Personnel will conduct themselves as described in Section 1.5, and (ii) no party will make any structural, mechanical or electrical alterations to another party's Facilities without the other party's prior approval.

     1.7  Subcontractors.   Each of Perot Systems and Cambridge Technology may
          --------------
engage independent third parties or Affiliates of such party ("subcontractors") to perform any part of the Services or other obligations to be performed by such party under this Agreement, provided that:

          (a) The CPA Account Manager will obtain Client's prior approval of any subcontractor (other than an Affiliate of Perot Systems or Cambridge Technology, as the case may be) that the engaging party reasonably expects, at the time of the initial engagement, will be paid more than $250,000 during the term of the agreement under which such subcontractor is engaged or, in the case of multiple agreements with a single subcontractor, during any 12 month period. Such approval will not be necessary for Affiliates of Perot Systems or Cambridge Technology unless otherwise agreed in the Change Control Process.

          (b) Each party that engages a subcontractor will be fully responsible for the work and activities of its subcontractors, including the compliance of such subcontractors with the terms of this Agreement.

                                   ARTICLE 2
                              PROGRAM SERVICES

     2.1  CPA Account Manager.
          -------------------

          (a) Perot Systems will designate an individual to serve as the CPA Account Manager for Perot Systems and Cambridge Technology under this Agreement. The CPA Account Manager will (i) serve as the principal point of contact and accountability to Client for coordinating, managing, and monitoring the performance of Perot Systems' and Cambridge Technology's obligations under this Agreement, and (ii) be authorized to act for and on behalf of Perot Systems and Cambridge Technology with respect to all matters relating to the Services, subject to the limitations set forth in this Agreement. However, the CPA Account Manager will have no authority to amend this Agreement to modify Cambridge Technology's obligations under this Agreement without the approval of the Cambridge Program Manager and the Client Account Manager, and the CPA Account Manager and Perot Systems will have no liability to Client in connection with the performance or non-performance of the Cambridge Services, provided that this sentence will not excuse any breach of this Agreement by Perot Systems.

          (b) The CPA Account Manager will have general responsibility for coordinating the planning for and development of Client's Technology Plan, monitoring the implementation of the Technology Plan by the parties and Third Party Vendors, including monitoring the achievement of project milestones, and monitoring compliance with Client's standards for delivery and quality of information technology services.

     2.2  Program Office.
          --------------

          (a) The CPA Account Manager will organize and manage a Program Office composed of the CPA Account Manager, each party's Program Manager, and such other persons as the CPA Account Manager and the parties' Program Managers from time to time agree are appropriate. During the first year of the term of this Agreement, the Program Office will be staffed by full-time personnel serving in the roles of CPA Account Manager, Cambridge Program Manager, PSC Program Manager, Technical Architect, and Vendor Manager, and additional part-time or full-time personnel as the CPA Account Manager and the parties' Program Managers agree are appropriate. During the second and subsequent years of the term of this Agreement, the Program Office will be staffed by full-time personnel serving in the role of CPA Account Manager, part-time personnel serving in the roles of Cambridge Program Manager, PSC Program Manager, Technical Architect and Vendor Manager as set forth in the staffing plan included as part of Schedules 6.1 and 6.2, and such other part-time or full-time personnel as the CPA Account Manager and the parties' Program Managers agree are appropriate.

          (b) The Cambridge Program Manager, in addition to the obligations set forth in Section 1.2, will manage the Cambridge Services, including but not limited to Cambridge Technology's application development services, and coordinate the performance of the Cambridge Services with the PSC Program Manager. The project managers for each application development project will report to the Cambridge Program Manager, who will manage resources, planning, and issues relating to such project. The Cambridge Program Manager will be assigned as Key Staff until the Implementation of all the Cambridge Applications.

          (c) The PSC Program Manager (who may also be the CPA Account Manager), in addition to the obligations set forth in Section 1.2, will manage the PSC Services (other than the PSC Program Services, which will be managed by the CPA Account Manager) and coordinate with the Cambridge Program Manager.

          (d) The Technical Architect will (i) coordinate Client's, Cambridge Technology's, and Perot Systems' technical efforts across application development projects and operations, (ii) be responsible for the technical architecture of the Client Systems, (iii) within 90 days after the Effective Date, establish and submit for Client's approval, and thereafter maintain technology standards for the Client Systems, (iv) perform mutually acceptable technical quality assurance procedures with respect to the Cambridge Applications at the time of their Acceptance and Implementation (including, among other things, by coordinating Perot Systems' participation in the Acceptance

     Testing process), and (v) periodically evaluate the condition of the Client Systems as compared to the technological state of the art and recommend to Client refreshment, new or different technologies, or other methods to optimize the operations of such Client Systems. The Technical Architect will work with each project manager, technical team leader, and Perot Systems' operations team leader on technical issues. The development of, and any changes in, the technical architecture and technology standards for Client will be subject to Client's prior approval, which approval will not be unreasonably withheld. The Technical Architect will compile such approved technical architecture and technology standards, and any approved changes to them, in a Technology Plan.

          (e) The Vendor Manager will be the liaison between the parties and the Third Party Vendors listed on Schedule 2.2, who are delivering the Financial, Maintenance, and CR/CS Applications. The Vendor Manager will monitor, coordinate and use diligent efforts to assure the transition of the RSI Services and the delivery of the Financial, Maintenance, and CR/CS Applications, coordinate dependencies among Applications, and attempt to resolve issues that arise between those Third Party Vendors and, as the case may be, Perot Systems, Cambridge Technology or Client. The Vendor Manager will not be responsible for managing any Third Party Vendors other than those identified in Schedule 2.2; such other Third Party Vendors, identified in Part C of Schedule 4.2, will be managed by the PSC Program Manager.

     2.3  Technology Steering Committee.
          -----------------------------

          (a) The Client Program Manager will organize a Technology Steering Committee. Each party will designate up to four senior managers, including that party's Program Manager, and such other persons as the parties collectively agree are appropriate to participate in the Technology Steering Committee. The Client Personnel, PSC Personnel and Cambridge Personnel initially designated to serve on the Technology Steering Committee are identified in Schedule 2.3.

          (b) The Client Program Manager will chair the Technology Steering Committee, which will (i) participate in the development of and approve Client's Technology Plan and budgets, (ii) provide senior-level guidance to Perot Systems and Cambridge Technology on Client's business priorities as they affect the services to be performed under this Agreement, and (iii) guide and monitor the work of the Technical Architect. The Technology Steering Committee will meet at least monthly until the Implementation of the Initial Systems, and thereafter on a mutually acceptable schedule. All Changes recommended by the Technology Steering Committee will be subject to the Change Control Process.

     2.4  Change Control Board.
          --------------------

          (a) The Client Program Manager will organize the Change Control Board. Each party will designate two management-level employees, including that party's Program Manager, to participate in the Change Control Board.

          (b) The Change Control Board will be chaired by the Client Program Manager and will meet at least once a week until the Implementation of the Initial Systems, and thereafter on a schedule to be agreed, for the purposes of reviewing those Change requests required to be reviewed by the Change Control Board under Section 2.5(b). If the Change Control Board cannot agree on a Change request in accordance with the Change Control Process, then any party may submit the Change request to the dispute resolution process of Article 14.

          (c) The Change Control Board will analyze the effect of each Change request submitted to it on the Development Schedule, the Development Budget and the Service Levels and its corresponding effect on the parameters affecting the performance credits contemplated by Section 6.4, and will recommend an equitable adjustment deemed necessary to be made to each such parameter.

     2.5  Change Control Process
          ----------------------

          (a) Not later than 30 days after the Effective Date, the CPA Account Manager will prepare and deliver to Client, for Client's review and approval, Change Control Procedures to be used by the parties under this Agreement to control changes in scope, schedule and cost of the Services. The Change Control Procedures will be one component of the Operating Procedures Manual and will provide, at a minimum, that (i) all Changes, including Changes to the Change Control Procedures, will be made pursuant to the Change Control Procedures, except as may be necessary on an emergency basis; (ii) no Change which is reasonably expected to materially or adversely affect the function or performance of any System or result in a material increase in the charges to Client under this Agreement will be implemented without Client's approval, except as may be necessary on an emergency basis; (iii) all Changes, except those made as necessary on an emergency basis, will be implemented in accordance with a schedule provided to Client periodically and under circumstances that are reasonably expected not to interrupt Client's business operations materially; and (iv) the CPA Account Manager will give Client prompt notice (which may be given orally, provided that any oral notice is confirmed in writing within five business days) of any Change made as necessary on an emergency basis.

          (b) All Change Orders involving an increase in the charges to Client or a change in any Implementation Date will be reviewed by the Change Control Board. All other Change Orders will be reviewed by the CPA Account Manager in conjunction with the Client Program Manager and, as appropriate, the Cambridge Program Manager. The budgetary and schedule effects of reasonably interrelated Change Orders will be aggregated to determine whether the CPA Account Manager or the Change Control Board should review such Change Orders. The parties will use their reasonable commercial efforts to minimize any adjustments to the Development Schedule, Development Budget and Requirements.

           (c) Changes to the Requirements, Development Budget, or Development Schedule w ill be made only by mutual agreement of the affected parties through the use of a Change Order. All requests for Changes by a party will be communicated by the requesting party's Program Manager or his or her designee to the CPA Account Manager, who will be responsible for notifying the other parties of the requested Change. No party will have any obligation to implement Changes requested through any other means.

          (d) Requests for Change Orders will be submitted for review in accordance with the Change Control Process described in this Section 2.5, and will include the following information: (i) a detailed description of the Change requested, (ii) the business, technical or financial justification for the Change requested, (iii) the price and capital costs (if separate), associated with the Change requested, (iv) the projected schedule impact of the Change requested, and (v) the priority of the Change requested.

          (e) Within five business days (or such longer period as is mutually agreeable) after receiving a request from Client for a Change Order, the CPA Account Manager will prepare, with the assistance of Perot Systems and Cambridge Technology as directed by the CPA Account Manager, and provide to Client a document summarizing the effect, if any, of the proposed change on
     (i) the Development Schedule, including but not limited to Client's obligations under the Development Schedule, (ii) the functionality and Requirements of the applicable System to be delivered, and (iii) the Development Budget. In addition, the CPA Account Manager will inform Client regarding any other business impact that Perot Systems or Cambridge Technology believes to be relevant to an evaluation of the Change Order.
     In the case of Change requests reviewed by the Change Control Board under
     Section 2.5(b), the CPA Account Manager also will forward all such information to the Change Control Board at the same time it is delivered to Client. The Change Control Board will review the information and, as the Change Control Board deems necessary, revise it at the next succeeding Change Control Board meeting and promptly forward its report on the proposed Change to Client. Within ten business days or, after Implementation of the Initial Systems, such longer period as is mutually agreeable to the parties, after receiving such information (or within ten business days after receiving the Change Control Board's report, in the case of a Change request reviewed by the Change Control Board), Client will approve, reject or withdraw the request for such Change Order. Client's failure to approve, reject or withdraw the request within the applicable time period will be deemed a withdrawal of such request.

          (f) Upon submitting a request for a Change Order initiated by Perot Systems or Cambridge Technology, the CPA Account Manager will provide to Client a document summarizing the effect, if any, on (i) the Development Schedule, including but not limited to Client's obligations under the Development Schedule, (ii) the functionality and Requirements of the applicable System to be delivered, and (iii) the Development Budget. In addition, the CPA Account Manager will inform Client regarding any other business impact that Perot Systems or Cambridge Technology believes to be relevant to an evaluation of the Change Order. In the case of Change requests reviewed by the Change Control Board under Section 2.5(b), the CPA Account Manager also will forward all such information to the Change Control Board at the same time it is delivered to Client. The Change Control Board will review the information and, as the Change Control Board deem necessary, revise it at the next succeeding Change Control Board meeting and promptly forward its report to Client. Within ten business days after receiving such information (or within ten business days after receiving the Change Control Board's report, in the case of a Change request reviewed by the Change Control Board), Client will approve or reject the requested Change Order. Client's failure to approve or reject the requested Change Order within the applicable time period will be deemed a rejection of such request.

          (g) If, prior to the Implementation of the Initial Systems, the level of effort necessary for either of Perot Systems or Cambridge Technology to fulfill its obligations under this Agreement is increased, or is reasonably expected by Perot Systems or Cambridge Technology to be increased, by (i) Client's specification of how any Requirement is to be implemented, (ii) any change in the scope of Perot Systems' or Cambridge Technology's obligations under this Agreement directed by Client, (iii) Client's delay in completion or failure to complete any obligation described in Article 5, or (iv) Force Majeure, the CPA Account Manager will promptly notify Client of each such situation or claim and propose an equitable adjustment therefor in a Change Order.

          (h) In any case where no final agreement has been reached on a Change request but the Client's Account Manager nonetheless orders either or both of Perot Systems or Cambridge Technology, as the case may be, to carry out such Change, such party will use its commercially reasonable efforts to carry out such Change within the time requested by Client at the price and related terms proposed by Perot Systems or Cambridge Technology, as the case may be; and in such event, the parameters affecting the performance credits contemplated by Section 6.4 will be adjusted in accordance with the response to such Change request by Perot Systems or Cambridge Technology, as the case may be, and any party may refer the disputed Change request to the procedures provided in Article 14.

          (i) Promptly after approval of a Change Order by Client, the CPA Account Manager will communicate such approval to each party's Program Manager. Each party will execute such Change Order and communicate its requirements to its project teams.

     Each party will promptly comply with each Change Order executed as provided in this Section 2.5.

          (j) As soon as practicable after the Implementation of the Initial Systems, the parties will revise the response periods, approval limits and other mutually satisfactory items set forth in this Section 2.5 and the Change Control Procedures to reflect an operating, rather than development, environment.

     2.6  Key Staff.
          ---------

          (a) Part A of Schedule 2.6 lists the CPA Account Manager, Perot Systems' Program Manager, other key PSC Personnel, the Cambridge Program Manager and other key Cambridge Personnel (collectively, the "Key Staff"). The parties may modify or amend such list from time to time, and will amend such list as appropriate to reflect the replacement of Key Staff and as the development of the Cambridge Applications and the transition of the RSI Systems progress.

          (b) Perot Systems and Cambridge Technology each may nominate replacement individuals to serve as Key Staff from time to time, by giving at least 10 days' notice to the CPA Account Manager, who will in turn notify Client's Account Manager, provided that no such individual will be assigned as Key Staff without Client's approval, which approval will not be withheld unreasonably or for reasons that would be improper under applicable law if Client were their employer.

          (c) Perot Systems and Cambridge Technology will each use reasonable commercial efforts to ensure that their Key Staff (i) will remain employed by such party for the first year of this Agreement (or such shorter period as may be reasonably appropriate in recognition of the services being performed by a particular individual), (ii) will not be reassigned until their key tasks are completed without Client's consent, and (iii) will have as their substantially full-time responsibility, where they are intended to be full-time, the performance of such party's obligations under this Agreement. In addition, each of Perot Systems and Cambridge Technology will use reasonable commercial efforts to cause each of their employees who are designated as Key Staff for purposes of Section 2.6(d) or (e) to execute an agreement binding such employee to the restrictions set forth in
     Section 2.6(d) or (e), as the case may be, and will advise Client as to whether such an agreement has been executed. If the CPA Account Manager informs Client that Perot Systems or Cambridge Technology desires any Key Staff for a temporary assignment to another site or customer (other than a Named Competitor) for less than five days and if such temporary assignment will not materially and adversely affect any Services, in Client's reasonable judgment, Client will honor such request.

          (d) Perot Systems will not assign any of its Key Staff to provide services to or for any Named Competitor during the period that such employee is performing Services for Client and for two years thereafter.

          (e) Cambridge Technology will not assign any of its Key Staff to provide services to or for a Named Competitor during the period that such employee is performing Services for Client and for two years thereafter. The Cambridge Technology project leaders of each Transition Critical Application will be considered Key Staff with respect to this Section 2.6(e). Part B of Schedule 2.6 lists the individuals who are serving as project leaders for such Transition Critical Applications as of the Effective Date.

                                   ARTICLE 3
                              CAMBRIDGE SERVICES


     3.1  Application Development Services.
          --------------------------------

          (a) Cambridge Technology will develop the Requirements for the Transition Critical Applications identified in Schedule 5.1 in accordance with (i) the Enterprise Scope Document, (ii) the technology standards set forth in the Technology Plan, (iii) other technology standards that may be mutually agreed to between Cambridge Technology and Client from time to time and (iv) the Development Budget and Development Schedule contained in
     Schedule 5.1.

          (b) Each Transition Critical Application will be developed in accordance with the procedures set forth in Schedule 3.1 as further detailed by individual Task Orders and accompanying "Statements of Work." Upon Client's authorization of a Task Order under the process set forth in
     Section 3.2, Cambridge Technology will begin development of the Transition Critical Application covered by the Task Order.

          (c) Upon completion of the design phase for each Transition Critical Application, Client and Cambridge Technology may agree to adjust the Development Budget based on a better understanding of the Requirements. Unless an adjustment is the result of additional services or new scope or functionality (as opposed to a refinement of scope or functionality described in the Enterprise Scope Document) requested by Client and implemented through the Change Control Process, the "not to exceed" price for delivery of all Transition Critical Applications will not be affected. The parties acknowledge that the Transition Critical Applications are intended to provide basic functionality similar to the functionality of the RSI applications they are replacing (as of the date of the Enterprise Scope Document). Should it be discovered that a basic piece of functionality is missing from the Requirements of a particular Transition Critical Application, Cambridge Technology and Client will work together to adjust the Requirements to include the missing functionality in a way such that the "not to exceed" price is not affected (e.g., delete new functionality to offset any price increase associated with adding the missing functionality).

          (d) The end date and price set forth in Schedule 5.1 for each Transition Critical Application are based on the start date stipulated in that Schedule. If Cambridge Technology has prepared and presented to Client a Task Order and Statement of Work at least five business days in advance of the start date for a particular Application, and Client has not approved and executed such Task Order authorizing commencement of a Transition Critical Application by such start date, Cambridge Technology will initiate the Change Control Process detailing any impact to the Requirements, Development Budget, Development Schedule or overall "not to exceed" price for the Transition Critical Applications. In no event, however, will the length of the Development Schedule be extended for a period longer than the period of Client's delay in approving the Task Order.

     3.2  Task Order Process. Prior to the start date identified in Schedule 5.1
          ------------------
for each Transition Critical Application, Cambridge Technology and Client will review, and revise as necessary, the Requirements, Development Budget and Development Schedule for each Transition Critical Application. If such items are satisfactory to Client, the Cambridge Program Manager will prepare a Statement of Work confirming the identified Requirements and a Task Order confirming the Development Budget for performance of the Statement of Work, payment schedule, not to exceed expense amount and any special terms applicable to performance of the Statement of Work. Work will begin under the Task Order upon execution by Client, Perot Systems and Cambridge Technology. Once the Development Budget has been confirmed it will be considered a Fixed Price.

     3.3  Acceptance of Applications.  Acceptance of deliverables will be
          --------------------------
conducted in accordance with the following procedures.

          (a)  Written Deliverables.  Cambridge Technology may submit interim
               --------------------
     drafts of a written deliverable to Client for review. Client agrees to review each interim draft within five business days after receiving it from Cambridge Technology or as soon as reasonably practicable thereafter, but in no event more than ten business days after receiving such interim draft from Cambridge Technology. When Cambridge Technology delivers a final written deliverable to Client, Client will have the opportunity to review the written deliverable for an acceptance period of five business days but not more than 10 business days or such other period as is stated in the Statement of Work or the Task Order (the "Acceptance Period"). Client agrees to notify the CPA Account Manager (who will in turn notify the Cambridge Program Manager) in writing by the end of the Acceptance Period either stating that the written deliverable is accepted in the form delivered by Cambridge Technology or describing in reasonable detail any deficiencies that must be corrected prior to acceptance of the written deliverable. If Client does not send a deficiency notice by the end of the Acceptance Period, the written deliverable will be deemed to be Accepted by Client. If Client sends a timely notice of deficiencies, Cambridge Technology will correct the described deficiencies as promptly as possible; provided, however, if Cambridge Technology, upon providing the CPA Account Manager a detailed justification of its position, does not believe that Client has identified a deficiency, the parties will follow the procedures set forth in Article 14. Upon receipt of a corrected written deliverable from Cambridge Technology, Client will have a reasonable additional period of time, not to exceed 15 business days, to review the corrected written deliverable to confirm that the identified deficiencies have been corrected.

          (b)  Software Deliverables.  At least 30 days prior to the date on
               ---------------------
     which Cambridge Technology is scheduled to deliver any Software deliverable to Client for testing (or by such other date as the Statement of Work or Task Order may specify), Cambridge Technology will deliver for Client's review proposed testing procedures for the Software deliverable as required by the Task Order. At least 15 days prior to the date on which Cambridge Technology is scheduled to deliver the Software deliverable to Client (or by such other date as the Statement of Work or Task Order may specify), the parties will agree upon the testing procedures for the Software deliverable (the "Acceptance Test Plan"). The purpose of the Acceptance Test Plan will be to determine whether the Software deliverable performs the functions described in its approved specifications and performs the Requirements without any Defects. As used in this Agreement, "Defect" means a reproducible failure of a Software deliverable to conform in all material respects to its specifications and Requirements. Acceptance of Software deliverables will be conducted in accordance with the following procedures.

               (i) The Acceptance Test Period for each Software deliverable will be specified in the relevant Statement of Work or Task Order.

               (ii) Cambridge Technology and Client (in conjunction with Perot Systems, as set forth in Section 4.4) will start to perform Acceptance Testing on each Software deliverable promptly after receiving Cambridge Technology's notice that the Software deliverable is ready for acceptance. Acceptance Testing will be performed as set forth in the Acceptance Test Plan. If either Client or Perot Systems determines during the Acceptance Period that the Software deliverable fails to perform the functions described in its Specifications without Defects, Client or Perot Systems will promptly send to the CPA Account Manager (who will in turn deliver the notice to Cambridge Technology) a notice ("Defect Notice") describing the alleged Defect(s) in sufficient detail to allow Cambridge Technology to recreate it or them. The parties will use commercially reasonable efforts to identify all Defects prior to the end of the Acceptance Test Period.

               (iii) Cambridge Technology will correct any Defects in a Software deliverable promptly after receiving a Defect Notice and provide the corrections to Client for re-testing. The parties will promptly re-test any corrected portions of a Software deliverable after receiving the corrections from Cambridge Technology.

          (iv) If there are any remaining uncorrected Defects in the Software deliverable at the end of the Acceptance Test Period, Client or Perot Systems will provide Cambridge Technology (through the CPA Account Manager) by the end of the Acceptance Test Period with notice of the final list of outstanding Defects, describing them in sufficient detail to allow Cambridge Technology to recreate them (the "Punch List"). Cambridge Technology will correct any Defects identified on the Punch List promptly after receiving the Punch List. When all Defects on the Punch List have been corrected, Cambridge Technology will provide the corrections to Client. The parties will have 15 days after receipt of the corrections, unless the parties agree to a different period in writing, to re-test the corrected Software deliverable to confirm the correction of the Defects identified on the Punch List and to identify any remaining Defects. If either Client or Perot Systems determines that any Defects identified in the Punch List have not been corrected, Client or Perot Systems will provide Cambridge Technology (through the CPA Account Manager) by the end of the 15 day re-testing period with notice of a revised Punch List (the "Revised Punch List"), which may include Defects not identified on the Punch List. Cambridge Technology will promptly correct any Defects identified in the Revised Punch List and provide the corrections to Client. The parties will have a further 15 day period after receipt of the corrections, unless the parties agree to a different period in writing, to re-test the corrected Software deliverable to confirm the correction of the Defects. If either Client or Perot Systems determines as a result of the re-testing that the Software deliverable still contains one or more Defects, Client or Perot Systems will so notify the CPA Account Manager, who will promptly cause Cambridge Technology to perform a root cause analysis of such Defects and refer the matter to the Technology Steering Committee. If the Technology Steering Committee is unable to resolve the matter within 15 days after the matter is submitted to it, any party may submit the matter to the dispute resolution procedures set forth in Article 14.

          (v) Cambridge Technology, Perot Systems, and Client each agrees to work diligently to achieve Acceptance of Software deliverables at the earliest possible date.

     (c) The Development Schedule will be extended on a day-for-day basis for each delay caused by Client's failure to comply with its obligations identified in the Task Order and this Section on a timely basis provided that such delay, in turn, causes a delay in Cambridge Technology's performance of its obligations under the Task Order.

                                   ARTICLE 4
                                 PSC SERVICES

     4.1  Transition Services.  Perot Systems will perform the services
          -------------------
(including the management of the Transition Critical Services and the Transition Critical Applications to be performed by Cambridge Technology) described in the Transition plan attached as Schedule 4.1 (the "Transition Plan") that are necessary to transition the performance of the RSI Services and other information technology services to Perot Systems so that Perot Systems may perform the Operations Services (the "Transition Services") and setting forth a timetable during which the Transition Services will be performed.

     4.2  Operations Services.  Perot Systems will perform the services
          -------------------
described below and in Schedule 4.2 (collectively, the "Operations Services") for Client substantially in accordance with the Operating Procedures Manual. Perot Systems and Client acknowledge that Schedule 4.2 is intended to describe the information technology services performed by or on behalf of Client as of the Effective Date, other than the Excluded Services described in Schedule 4.2, and agree that if services other than those described in Schedule 4.2 are identified after the Effective Date, then Schedule 4.2 will be amended as appropriate in accordance with the Change Control Process.

          (i)   Management of Equipment and Software. Perot Systems will operate
                ------------------------------------
     the Managed Equipment and Managed Software and will comply in all material respects with the applicable operating documentation. In addition, Perot Systems will manage the installation, maintenance and repair of the Managed Equipment and Managed Software by Third Party Vendors, provided that Perot Systems will install Managed Software and personal computers and similar Managed Equipment for which vendor assistance is not routinely required.

          (ii)  Technology Refreshment and Continuous Improvement. Perot Systems
                -------------------------------------------------
     will recommend refreshment of inadequate and obsolete Managed Equipment and Managed Software on an annual or more frequent basis. If Client elects not to refresh inadequate or obsolete Managed Equipment or Managed Software that is having a material adverse impact on Perot Systems' ability to meet the Service Levels, an equitable adjustment will be made to the affected Service Levels. In addition, Perot Systems will use reasonable commercial efforts to improve continuously the economic and technical effectiveness of the Client Systems and will suggest improvements to Client's business processes that could result in improvements to Client's business operations. To further such efforts, Perot Systems may, but will not be required to, assign business process reengineering or similar resources to Client's account.

          (iii) Management of Contracts and Vendors. Perot Systems will manage
                -----------------------------------
     the Managed Contracts and Third Party Vendors, including (A) the performance, in all material respects, of Client's non-financial operational obligations under the Managed

     Contracts (subject to the provisions of Section 6.9 with respect to the disbursement of amounts payable under the Managed Contracts) from and after the later of the Effective Date or the date the applicable Required Consent is granted, and (B) on an annual or more frequent basis, analyzing and recommending to Client the renegotiation, replacement, or substitution of Managed Contracts and Third Party Vendors so as to lower Client's costs or improve the delivery of services to Client under this Agreement.

          (iv)  Required Consents. Perot Systems will use reasonable commercial
                -----------------
     efforts on Client's behalf to identify all Required Consents and to obtain them as soon as practicable after the Effective Date. Client will assist Perot Systems to obtain such Required Consents upon request by Perot Systems. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, Perot Systems will determine and adopt, subject to Client's prior approval, such alternative approaches as are necessary and sufficient to provide the Operations Services without such Required Consents.

          (v)   Safeguarding Client Data. Perot Systems will prepare and deliver
                ------------------------
     to Client, for Client's review and approval, the Disaster Recovery and Security Plan which will be a component to the Operating Procedures Manual that sets forth the procedures and physical security measures to be maintained, after Client's approval of such procedures and physical security measures, by Perot Systems to protect against the unauthorized alteration, loss, or destruction of Client's data and information in Perot Systems' possession or under Perot Systems' control.

          (vi)  Data Archives and Backup. Perot Systems will archive or destroy
                ------------------------
     data and information in accordance with Client's data retention procedure or, in the absence of such a procedure, Perot Systems' operating procedures for Client's account as described in the Operating Procedures Manual. Client may, at its expense, keep backup data and data files in its possession or under its control; provided that Client provides Perot Systems with prompt access to such backup data and data files whenever reasonably required by Perot Systems.

          (vii) Procurement Services. Perot Systems will license, purchase or
                --------------------
     lease voice, data and other telecommunications services, Third Party Software, Equipment or Third Party Services on behalf of Client and for Client's account (the "Procurement Services"). Client will pay the price paid by Perot Systems for such Third Party Software, Equipment or Third Party Services and the fee for such Procurement Services described in
     Schedule 6.1. In performing the Procurement Services, Perot Systems will act as Client's agent; will use reasonable commercial efforts to obtain and pass through to Client all available discounts; and will assign to Client or enforce on Client's behalf, subject to the provisions of Section 4.2, all of Perot Systems' title and rights of approval and acceptance of the Third Party Software, Equipment or Third Party Services and, in so doing, Perot Systems will carry out Client's reasonable requests with respect to any Third

     Party Software, Equipment or Third Party Services that Client reasonably judges to be deficient, defective or otherwise unacceptable to Client. So long as Perot Systems has used commercially reasonable efforts to carry out Client's reasonable requests with respect to any Third Party Software, Equipment or Third Party Services that is reasonably judged by Client to be deficient, defective or otherwise unacceptable, Client will reimburse Perot Systems unconditionally for Perot Systems' actual cost for such Third Party Software, Equipment or Third Party Services, including the cost of freight, insurance, taxes or other similar charges paid by Perot Systems on Client's behalf.

          (viii) Disaster Recovery. Within 60 days after the Effective Date,
                 -----------------
     Perot Systems will develop and submit for Client's approval a Disaster Recovery and Security Plan for the continued provision of the Operations Services in the event of a Disaster. Subject to Client's approval of the disaster recovery plan and all related fees, costs and expenses, such disaster recovery plan may provide for (i) the provision by a Third Party Vendor of a "hot site" having equipment and software sufficient to allow operation during a Disaster of those Applications deemed by Client to be critical to its operations (the "Critical Applications"), and (ii) telecommunications network connections reasonably sufficient to support the operation of Critical Applications and to provide access to Client's wide area network from the hot site. Perot Systems will, with Client's prior approval as to scope and schedule, update and test the operability of the disaster recovery plan annually, and implement the disaster recovery plan immediately upon the occurrence of a Disaster. All such testing will be performed in such a manner as to minimize the disruption to Client's operations.

          (ix)   Help Desk. Perot Systems will provide the level one, level two
                 ---------
     and level three Help Desk Services described in Schedule 4.2.

          (x)    Procedures. Within 60 days after the Effective Date, Perot
                 ----------
     Systems will develop and submit for Client's approval an Operating Procedures Manual which will include the components described in Attachment D.

          (xi)   Telephony Services.  Perot Systems will provide the management,
                 ------------------
     troubleshooting, design and planning services for Client's voice and data telecommunications services and equipment described in Schedule 4.2.

          (xii)  Capacity and Resource Planning.  Perot Systems will provide the
                 ------------------------------
     information technology network and equipment capacity and resource planning services described in Schedule 4.2.

     4.3  [INTENTIONALLY OMITTED]

     4.4  Acceptance Testing and Application Support.
          ------------------------------------------

          (a)  Acceptance Testing. Each of Client and Perot Systems will
               ------------------
     participate in the Acceptance Testing of the Cambridge Applications on Client's behalf as set forth in this Section 4.4(a).

               (i) Perot Systems will assign a number of FTEs to be agreed between Perot Systems and Cambridge Technology for each Cambridge Application to assist Cambridge Technology to design and develop the Acceptance Test Plan for each Cambridge Application, including the design and development of the User Acceptance Test and the Production Availability Test

               (ii) After Cambridge Technology submits the Acceptance Test Plan to Client for its approval, Perot Systems will review the Acceptance Test Plan with Client to ensure that Client's requirements are met. In addition, Perot Systems will prepare test cases and scenarios for the User Acceptance Test and, jointly with Client, will conduct the User Acceptance Test.

               (iii) After Client's acceptance of the User Acceptance Test, Perot Systems will prepare, with Cambridge Technology's assistance, the hardware and software environment for the Production Availability Test in accordance with a schedule to be mutually agreed between Client, Cambridge Technology and Perot Systems. Perot Systems will perform all tests described in the Acceptance Test Plan for the Production Availability Test, including but not limited to unstructured testing for each Cambridge Application. Upon satisfactory completion of the Production Availability Test and the delivery of all applicable documentation, Perot Systems will review with Client the results of the Production Availability Test and of Perot Systems' review of the documentation delivered by Cambridge Technology, and if such results and review are in accordance with the requirements stated in the applicable Task Order and Acceptance Test Plan, Client will authorize Perot Systems to notify Cambridge Technology that the applicable Cambridge Application is accepted for Implementation.

               (iv) Upon accepting a Cambridge Application for Implementation, Perot Systems will become primarily responsible for its installation, operation and maintenance, provided that Cambridge Technology will assign a number of FTEs to be agreed between Perot Systems and Cambridge Technology for each Cambridge Application to assist Perot Systems with the production installation of the Cambridge Application. Upon completion of such production installation, the Cambridge Application will be deemed to be Implemented, and Perot Systems will be solely responsible for the maintenance and operation of such Cambridge Application.

               (v) Promptly after the completion of any test identified in an Acceptance Test Plan, Client or Perot Systems, as the case may be, will give notice to Cambridge Technology of its belief, if any, that such test has not been successfully completed, which notice will specify the reasons for such belief in reasonable detail.

               (vi) The PSC Personnel who participate in such Acceptance Testing will be drawn from the pool of PSC Personnel assigned to perform Application Support.

          (b)  Application Support. Perot Systems will provide a pool of PSC
               -------------------
     Personnel, consisting of the number of FTEs set forth in Section A.5 of
     Schedule 6.1, to perform the Application Support Services described in
     Schedule 4.4 to support all Applications following their acceptance by Client by performing Error Corrections and Minor Enhancements. Perot Systems and Client will review the number of FTEs assigned to support the Applications on a mutually acceptable periodic basis, but at least annually. To the extent the PSC Personnel are not fully utilized to perform Error Corrections and Minor Enhancements, Perot Systems will, at Client's discretion and election, (i) make such PSC Personnel available to perform Major Enhancements, provided that Client may not increase the number of FTEs in the application support pool for the sole purpose of performing Major Enhancements, or (ii) reduce, following 60 days notice, the number of PSC Personnel assigned to the pool and correspondingly reduce the charges to Client.

     4.5  Service Levels.
          --------------

          (a)  Perot Systems will meet or exceed the Service Levels set forth in
     Schedule 6.4 after the mutually acceptable transition period (which will not be less than 30 days nor more than 90 days) set forth in such Schedule to the extent Perot Systems has commenced providing the applicable PSC Services.

          (b) As contemplated by the Change Order Process, (i) any Change Order implementing service or resource additions or reductions requested by Client and any other Change Order changing the manner in which the Operations Services are provided by Perot Systems will include an equitable adjustment to the applicable Service Levels, and (ii) Perot Systems will review with Client as part of the Change Order Process the anticipated effect of such reduction, addition, or change on Perot Systems' ability to meet the applicable Service Levels.

          (c) If Perot Systems fails to meet any Service Level, Perot Systems will (i) promptly investigate and perform a root-cause analysis to identify the cause of the failure; (ii) provide to Client a report on the causes of the problem; (iii) correct the problem, to the extent such problem is within its control, or take appropriate steps to cause the problem to be corrected to the extent such problem is not within its control; (iv) to the extent within its control, take appropriate preventive measures to reduce the probability of a recurrence of the problem; (v) take appropriate actions to mitigate the adverse effects of the problem prior to its correction; and (vi) periodically advise the Client of the status of remedial efforts being undertaken with respect to such problems. If Perot Systems fulfills its obligations under this Section 4.5(c), Perot Systems will have no liability to Client for its failure to meet such Service Level, except as provided in Sections 6.4 and 9.5 or in connection with a breach of warranty.

          (d) Beginning nine months after the Effective Date, and annually thereafter, Client and Perot Systems will review the Service Levels and, if mutually agreed, will adjust the Service Levels to reflect appropriate changes in circumstances, such as technological advances, changes in methods used generally to perform similar services, or service or resource changes requested or approved by Client.

          (e) Perot Systems will implement appropriate monitoring tools (to the extent such tools are not already used by Perot Systems to monitor networks that they manage, the tools will be approved by Client and will be acquired at Client's expense) and related procedures necessary to measure and report Perot Systems' compliance with the Service Levels. Perot Systems will provide Client with (i) a monthly report, in a form and with content mutually agreed by the parties, and (ii) such other documentation and information as Client reasonably requests, to verify that the Services are being performed in compliance with the Service Levels. Upon request, Perot Systems will provide Client and its designees with information and access to such tools and procedures for purposes of performing an audit of Perot Systems' compliance with the Service Levels and these reporting requirements.

     4.6  Additional Services.
          -------------------

          (a) At Client's request in a Task Order, Perot Systems will perform Additional Services, including application development services (which may include the development of Major Enhancements).

          (b) Additional Services will be performed under individual Task Orders that are approved and issued in accordance with this Section 4.6(b) and the Change Control Process. Upon identification of a need for Additional Services, the CPA Account Manager and the Client Program Manager will coordinate the preparation of a proposed Task Order which will set forth in reasonable detail the Additional Services to be performed, the specific hardware, software and third party services to be delivered to Client while the Additional Services are being performed, the objective completion criteria to be applied in connection with the Additional Services, the price, Reimbursable Expenses and Pass-Through Expenses to be paid by Client for the Additional Services and any hardware, software or third party services to be delivered to Client in connection with the Additional Services, a payment schedule, and any other special terms and conditions relating to the Additional Services, including but not limited to any terms relating to the early termination of the Task Order. The CPA Account Manager will present the Task Order to Client and the Change Control Board for their review and approval. Perot Systems will commence the Additional Services upon execution of the Task Order by Client and Perot Systems.

          (c) If Client terminates the Cambridge Program Services or a particular Cambridge Task Order, Perot Systems will complete the Cambridge Services as an Additional Service in accordance with mutually acceptable terms and conditions, including price, of a Task Order to be negotiated in good faith after the applicable Termination Notice is delivered to Cambridge. If Client terminates the Cambridge Program Services or an in-process Cambridge Task Order pursuant to Section 9.3(c), Cambridge Technology will reimburse Client for amounts paid to Perot Systems in completing the Cambridge Service that, when added to the amounts previously paid to Cambridge Technology, are in excess of the price agreed to by Cambridge Technology and Client for the Cambridge Service as stipulated in this Agreement or the applicable Task Order. The amount of such payments made by Cambridge Technology shall be subject to the limitations contained in Article 12. Nothing contained in this Section 4.6(c) shall relieve Client from the obligation to mitigate its damages and to act reasonably in the case of a breach by Cambridge Technology nor shall anything in this
     Section 4.6(c) increase Cambridge Technology's liability to Client under the contract law of Colorado.

     4.7  Access to Services from Perot Systems' Subsidiaries, Affiliates, and
          --------------------------------------------------------------------
Joint Ventures. Upon request by Client, Perot Systems will provide Client with
--------------
preferential access to the services provided by Perot Systems' Subsidiaries, Affiliates and joint ventures, including but not limited to HCL Perot Systems, N.V. and The Doblin Group, Inc., and will use reasonable commercial efforts to provide Client with preferential access to the services provided by Perot Systems' clients and alliances, in each case subject to mutually satisfactory terms and conditions to be negotiated in good faith at the time of the request.

     4.8  Transfer of Personnel.
          ---------------------

          (a) Perot Systems will offer to employ, subject to Perot Systems' standard employment practices and policies, each person identified in
     Schedule 4.8 that is an employee of Client on the Effective Date. Perot Systems will offer each such person a salary and benefits package, including disability, health and life insurance coverage, comparable to that offered to other Perot Systems' employees having similar skills and experience. Perot Systems will use reasonable commercial efforts to employ each Transitioned Employee as soon as practicable after the Effective Date.

          (b) Perot Systems will have no liability whatsoever arising out of the employment of any individual identified on Schedule 4.8, whether or not such individual becomes a Transitioned Employee, with respect to any period prior to the date on which such person commences employment with Perot Systems. Client will have no liability whatsoever arising out of the employment of any Transitioned Employee with respect to any period on or after the date on which such person commences employment with Perot Systems; provided however, that Client will retain all responsibility and liability for compliance with the requirements of Section 4980B of the Internal Revenue Code of 1986, as amended.


                                   ARTICLE 5
                              CLIENT OBLIGATIONS

     5.1  Service Exclusivity.
          -------------------

          (a) Client will obtain from Perot Systems all of Client's requirements for the PSC Program Services, Transition Services, Operations Services, and Application Support Services. Client hereby appoints Perot Systems as its agent for all matters pertaining to such Operations Services and Application Support Services, and will, at Perot Systems' request, notify appropriate third parties of such appointment. However, nothing in this Agreement authorizes Perot Systems to, and Perot Systems will not, enter into, amend, terminate, or extend or renew any Managed Contract or any other agreement or arrangement with any third party or bind Client to any such agreement or arrangement without Client's prior consent.

          The parties contemplate that Client after the Effective Date (1) may acquire (by merger, consolidation, acquisition of assets or otherwise) a business function or unit (whether the acquired business function or unit after the acquisition is a subsidiary, division or other business unit of Client) or (2) may be acquired (in a merger, consolidation, acquisition of assets, or otherwise) by an entity (the "Acquirer") with a business function or unit, that is different from or in addition to the business functions and units operated by Client at the Effective Date (each, a "New Business"). To the extent Client or Acquirer uses Systems managed by Perot Systems under this Agreement to provide information technology services to the New Business, Client or Acquirer, as the case may be, will obtain its requirements for such services (to the extent such services are reasonably considered to be PSC Program Services, Operations Services and Application Support Services as described in the applicable Schedules) from Perot Systems. Nothing in this Agreement, however, will require that Client or Acquirer (i) use Systems managed by Perot Systems to provide information technology services to the New Business or to integrate the information technology systems for any New Business with Systems managed by Perot Systems if Client or Acquirer, as the case may be, determines in its sole discretion not to do so, or (ii) cancel, modify or terminate any third party information technology services agreement in effect at the time of the acquisition of the New Business. For purposes of this section, Client and Acquirer will not be deemed to be using Systems managed by Perot Systems to provide information technology services to a New Business if such Systems and the systems in place at the New Business merely are modified to enable Client or Acquirer, as the case may be, to pass information between such systems; provided that Perot Systems is not required to manage the interface between such systems; and provided further that Perot Systems will have no liability to Client or Acquirer under this Agreement for any degradation in Service Levels or other performance of the Systems that is caused by the interface between such systems.

          (b) Client will obtain from Cambridge Technology all of the Cambridge Program Services and the Application Development Services relating to the Transition Critical Applications that are described in Schedule 5.1 (collectively, the "Transition Critical Services"); provided that if Cambridge Technology proposes to perform a Transition Critical Service for a price greater than the Development Budget for such Transition Critical Service set forth in Schedule 5.1 (provided that such Development Budget may be adjusted as part of the Change Control Process to reflect any changes in the scope requested by Client affecting the cost of performing such Transition Critical Service), then Client may seek third party bids to perform such Transition Critical Service and has the right to obtain such Service from third parties.

          (c) Client may seek third party bids and has the right to obtain services from third parties to perform information technology services other than the PSC Program Services, Transition Services, Operations Services, Application Support Services or the Transition Critical Services described in the Schedules.

          (d) If Client obtains information technology services from any third party, Perot Systems will have the right to approve, which approval will not be unreasonably withheld, the implementation and installation of any resulting Third Party Software, Equipment or services that Perot Systems will be required to manage or operate as part of the Operations Services, prior to becoming responsible for such Third Party Software, Equipment or services as part of the Operations Services. In any case where no final agreement has been reached on implementation or installation of such Third Party Software, Equipment or services but Client's Account Manager nonetheless requests Perot Systems to implement, install, or operate it or them, Perot Systems will use its commercially reasonable efforts to carry out such request at a price and on such other reasonable terms proposed by Perot Systems; and in such event, either of Perot Systems or Client may refer the disputed request to the procedures provided in Article 14.

     5.2  Client Facilities.  Commencing on the Effective Date,
          -----------------

          (a) Client will provide to Perot Systems and Cambridge Technology, at no charge to Perot Systems or Cambridge Technology, the use of reasonable space at Client's Facilities in connection with the performance of the Services, together with parking, office furnishings, telephone equipment and services, janitorial services, utilities

     (including air conditioning), and non-dedicated office-related equipment, supplies and duplicating services at such Client premises as reasonably required in connection with the performance of the Services. When a portion of the Client Facilities provided to Perot Systems or Cambridge Technology is no longer required to perform the Services, Perot Systems and Cambridge Technology will release such portion to Client in substantially the same condition as when Perot Systems and Cambridge Technology began using such portion.

          (b) Client will provide storage space for backup data files sufficient to comply with Client's data and document retention policies.

          (c) Client will provide Perot Systems and Cambridge Technology with access to all Client Facilities 24 hours a day, seven days a week to the extent reasonably necessary to provide the Services. Perot Systems and Cambridge Technology will use, and will cause all PSC Personnel and all Cambridge Personnel to use, Client Facilities solely to provide the Services and, to the extent reasonably necessary for PSC Personnel and Cambridge Personnel who are assigned to Client's account, to perform other routine business activities. To the extent a portion of the Client Facilities is dedicated to occupancy by Perot Systems or Cambridge Technology and is lockable (e.g., an office, as opposed to a cubicle, or a file cabinet), Client will not enter such portion outside normal business hours without the CPA Account Manager's prior consent, except to perform facilities-related activities.

     5.3  Transition.  As part of the technology review described in Section
          ----------
1.4(a), Perot Systems has developed, with Client's assistance, a detailed list (which list is attached as Schedule 5.3) of all:

          (a) licenses, maintenance agreements, support agreements and other agreements that will be (i) transferred from RSI to, and assumed by, Client, or (ii) obtained from Third Party Vendors prior to the completion of the Transition by Client (the "Managed Contracts") in order to support the Operations Services (Part A of Schedule 5.3);

          (b) Third Party Software and Equipment that will be transferred from RSI to, or leased, purchased or licensed by, Client (the "Managed Equipment" and "Managed Software") in order to support the Operations Services (Part B of Schedule 5.3); and

          (c) information technology services, if any, that will continue to be performed by RSI after the Effective Date and the dates on which such services will be transitioned to Perot Systems (Part C of Schedule 5.3).

     Client will use its reasonable commercial efforts to cause RSI and its other Third Party Vendors to cooperate with Perot Systems in the performance of the Transition Services.

     5.4  Third Party Software, Equipment and Third Party Services.
          --------------------------------------------------------

          (a) Client will, at Client's expense (including all lease costs, depreciation, insurance and taxes), purchase, lease or license, and retain complete financial and legal responsibility for, and provide and make available to Perot Systems and Cambridge Technology all Third Party Software, Equipment and Third Party Services that are reasonably necessary to provide the Services. In addition, Client will, at Client's expense, provide to Perot Systems and Cambridge Technology, at no charge to Perot Systems or Cambridge Technology, for use by PSC Personnel or Cambridge Personnel performing Services at Client's Facilities (or such substitute facilities selected by Client), personal computers, workstations, terminals, printers and other equipment reasonably required by PSC Personnel or Cambridge Personnel in connection with the performance of the Services.

          (b) Except as otherwise agreed by Client and Perot Systems in a Task Order or Change Order, Client will obtain and retain financial and legal responsibility for all Managed Contracts.

          (c) Client will take no action or fail to take any required action relating to a Required Consent that could reasonably be expected to impair Perot Systems' or Cambridge Technology's ability to perform the Services. In addition, Client will pay or reimburse Perot Systems or Cambridge Technology, as the case may be (as Pass-Through Expenses) all fees imposed by Third Party Vendors in connection with granting Required Consents, including but not limited to transfer, license, and upgrade fees, and to obtain rights for Perot Systems or Cambridge Technology to use, or to the extent necessary, to transfer to Perot Systems or Cambridge Technology, all Third Party Software and Equipment necessary to perform the Services. Perot Systems will use its reasonable commercial efforts to eliminate or minimize all such fees.

     5.5  Certain Obligations.   Client will, at its expense, provide Perot
          -------------------
Systems and Cambridge Technology with specific advice and interpretive direction regarding federal, state and local legal and regulatory issues specific to Client's business that affect the Services to be provided under this Agreement.

                                   ARTICLE 6
                              CHARGES AND PAYMENT

     6.1  Charges for PSC Services. Client will pay Perot Systems the amounts
          ------------------------
set forth in Schedule 6.1 for the PSC Services, at the times and according to the terms set forth in that Schedule and this Article 6.

     6.2  Charges for Cambridge Services. Client will pay Cambridge Technology
          -------------------------------
the amounts set forth in Schedule 5.1 for the Cambridge Services, at the times and according to the terms set forth in that Schedule and this Article 6.

     6.3  Charges for Additional Services. Unless otherwise agreed by the
          -------------------------------
affected parties, Client will pay Perot Systems or Cambridge Technology, as the case may be, for Additional Services at such party's then-current commercial billing rates for services rendered on a time and materials basis less the discounts set forth in Schedule 6.3.

     6.4  Risk/Reward Pricing.
          -------------------

          (a)  Cambridge Technology. Subject to the limitations set forth in
               --------------------
     Section 6.4(c), Cambridge Technology will issue performance credits to Client, and Client will pay performance bonuses to Cambridge Technology, in accordance with, and subject to the limitations set forth in, Part A of
     Schedule 6.4.

          (b)  Perot Systems. Subject to the limitations set forth in Section
               -------------
     6.4(c), Perot Systems will issue performance credits to Client, and Client will pay performance bonuses to Perot Systems, in accordance with, and subject to the limits set forth in, Part B of Schedule 6.4.

          (c)  Limitation on Credits.  Perot Systems will only be obligated to
               ---------------------
     issue credits under Schedule 6.4 and this Section 6.4 to the extent it is unable to meet the applicable criteria primarily as a result of actions or failures to act by its Personnel, and not primarily as a result of actions or failures to act by Client, Cambridge Technology, a third party other than a subcontractor of Perot Systems, or Force Majeure. Cambridge Technology will only be obligated to issue credits under Schedule 6.4 and this Section 6.4 to the extent it is unable to meet the applicable criteria primarily as a result of actions or failures to act by its Personnel, and not primarily as a result of actions or failures to act by Client, Perot Systems, a third party other than a subcontractor of Cambridge Technology, or Force Majeure.

          (d)  Credits as Sole Remedy.  Except as provided in Sections 9.3(a),
               ----------------------
     9.3(b), and 9.5, any performance credits issued in accordance with the provisions of Schedule 6.4 by Perot Systems or Cambridge Technology, as the case may be, in accordance with this

     Section 6.4 will be Client's sole remedy in connection with the Service Levels, regardless of the form of the claim.

     6.5  Reimbursable Expenses.  Client will reimburse each of Perot Systems
          ---------------------
and Cambridge Technology for its respective actual, reasonable out-of-pocket expenses incurred in connection with their performance of the PSC Services and the Cambridge Services ("Reimbursable Expenses"), including but not limited to all reasonable (i) travel and lodging expenses, (ii) telecommunications network circuit charges, and (iii) reimbursable sales and use taxes. To be reimbursable, an expense must have been approved (specifically or by category) by Client in advance and must comply with Client's standard expense reimbursement policy. Each Change Order and Task Order will set forth an estimate of Reimbursable Expenses anticipated to be incurred in connection with such Change Order or Task Order and Client's approval of such Change Order or Task Order will be deemed to constitute Client's approval to incur Reimbursable Expenses up to the amount set forth in such Change Order or Task Order. Commencing 90 days after the Effective Date, Perot Systems will provide Client with a quarterly estimate of Reimbursable Expenses anticipated to be incurred over the following 90 days.

     6.6  Pass-Through Expenses.
          ---------------------

          (a) Client will establish in its or its nominee's name a pass-through expense account ("Account") with a mutually satisfactory bank for payment of Pass-Through Expenses (other than fees for the Cambridge Services to be treated as Pass-Through Expenses) as Client and Perot Systems agree appropriate.

          (b) Perot Systems, as agent for Client, will issue checks from the Account for Pass-Through Expenses (other than fees for the Cambridge Services that will be invoiced in accordance with Section 6.9) in the amount Client approves in accordance with Section 6.6(c). If Perot Systems pays any person less than the amount to which such person is entitled under the relevant Managed Contract (unless Client has not approved such amount), Perot Systems will promptly adjust the underpayment by issuing an additional check from the Account. If Perot Systems pays any person more than the amount to which such person is entitled under the relevant Managed Contract and this Agreement, or pays any person not entitled to receive payment under this Agreement, Perot Systems will take all reasonable steps to recover the overpayment except that Perot Systems will not be required to initiate litigation or arbitration to recover any overpayment. Perot Systems will promptly notify the Client if it is unsuccessful in recovering any overpayment.

          (c) Perot Systems will review all invoices for Pass-Through Expenses to determine whether the charges reflected in such invoices comply in all material respects with the applicable purchase documentation or contract. After completing its review, Perot Systems will submit such invoices, together with Perot Systems' recommendation for payment, nonpayment, or partial payment, to Client on or about the fifth and twentieth days of the month for Client's review and approval. Client will promptly review and approve the invoices submitted to it (or advise the CPA Account Manager that an invoice is not approved, with an explanation of the reasons for not approving the invoice). Upon approval of an invoice, Client will fund the Account in an amount sufficient to pay the invoice, and Perot Systems will promptly thereafter pay the invoice (other than invoices from Cambridge Technology, which will be paid as set forth in Section 6.9) from the Account as provided in this Section 6.6. In making payments from the Account, Perot Systems will comply with those financial controls and procedures of which Client gives Perot Systems notice.

          (d) Client will reimburse Perot Systems for all late fees and interest charges that accrue under the applicable purchase documentation or contract on any invoiced amounts for which funds are not deposited by Client in the designated Account at least two business days prior to the invoice due date, provided that Perot Systems is identified as the purchaser or payment agent in the applicable purchase documentation.

     6.7  Taxes and Tax Planning.
          ----------------------

          (a)  Responsibility.  Except as set forth in this Section, Client will
               --------------
     pay, or reimburse Perot Systems for, all taxes and duties levied in connection with the Services or this Agreement.

               (i) Each of Perot Systems or Cambridge Technology, as the case may be, will pay all sales, use, value-added and similar taxes levied on any goods or services used or consumed by such party in providing the PSC Services or the Cambridge Services, as the case may be.

               (ii) Each of Perot Systems or Cambridge Technology, as the case may be, will pay all (A) real and personal property, ad valorem and similar taxes on real, personal and intangible property such party owns, leases or licenses, (B) franchise and privilege taxes on such party's business operations, (C) taxes based on such party's net income or gross receipts, and (D) payroll and similar taxes related to such party's Personnel.

          (b)  Cooperation.
               -----------

               (i) Each party will cooperate with the other parties in all reasonable respects to determine and minimize applicable tax liabilities, including working with the other parties to allocate, where appropriate, payments made under this Agreement among categories for (i) taxable goods, services and transactions, (ii) non-taxable goods, services, and transactions, and (iii) transactions in which Perot Systems acts solely as a payment agent for Client in receiving goods or services

          (including leasing and licensing arrangements) that otherwise are non-taxable or have previously been subjected to tax.

               (ii) Each party will provide the other parties with resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by any other party.

               (iii) Each party will promptly notify the other parties of, and coordinate with the other parties the response to and settlement of, any claim for taxes asserted by applicable authorities for which liability by the other parties is asserted, it being understood that with respect to any claim arising out of a form or return signed by a party, such party will have the right to elect to control the response to and settlement of the claim.

     6.8  Pricing Adjustments.  If the Price Index at any anniversary of the
          -------------------
Effective Date ("Current Index") is higher than the Price Index on the Effective Date ("Base Index"), then, effective as of such anniversary, all charges hereunder (other than Pass-Through Expenses, Reimbursable Expenses and charges under a fixed-price Statement of Work, Task Order, or Change Order) will be increased by the percentage that the Current Index increased from the Base Index, except to the extent otherwise agreed by the parties.

     6.9  Invoices and Payment.
          --------------------

          (a) Cambridge Technology will invoice Client, by submitting invoices to the CPA Account Manager for processing on or about the 20th day of each calendar month, for (i) the Cambridge Program Services performed during the previous month (ii) all Reimbursable Expenses incurred during the previous month and (iii) the payments due in accordance with the payment schedules contained in each individual Task Order (collectively, the "Cambridge Charges").

          (b) Perot Systems will invoice Client monthly on or about the 20th day of each calendar month for (i) the PSC Services to be performed during the following calendar month, including, to the extent applicable, Perot Systems' good faith estimate of its fees and expenses for any PSC Services to be provided on a time and materials or similar basis, (ii) the Cambridge Charges invoiced pursuant to subsection (a) above, (iii) all Reimbursable Expenses incurred during the previous month, and (iv) an adjustment for any underpayments or overpayments made in connection with any previous month's estimated fees or expenses or other applicable correction.

          (c) Each party will substantiate its invoices in reasonable detail (including, on Client's request, copies of any third-party invoices). Amounts not disputed within 18 months from Client's receipt of an invoice will be deemed correct.

          (d) Client will pay all undisputed amounts within 10 days after receiving the applicable invoice by wire transfer to a bank account specified by Perot Systems, and will promptly pay Perot Systems any disputed amounts promptly upon the parties' resolution of such dispute. Within two business days after receiving funds from Client as payment for any Cambridge Charges, Perot Systems will transfer such funds to Cambridge Technology.

               (i) Within 45 days after receiving the applicable invoice, Client will give notice to the CPA Account Manager of any variable amount due under this Agreement that is reasonably disputed in good faith by Client, which notice will include a reasonably detailed explanation of the disputed amount and the grounds for the dispute. Client's failure to pay amounts disputed in accordance with this
          Section 6.9 will not (prior to the resolution of the applicable dispute) be grounds for a claim of breach or suspension of work by either Perot Systems or Cambridge Technology unless Client fails to pursue a resolution of such dispute vigorously within 60 days after the applicable invoice date in good faith.

               (ii) In the event that the aggregate disputed amounts for either of Perot Systems or Cambridge Technology exceed $100,000, but are less than $300,000, then Client will pay all such disputed amounts for such party into escrow in a major United States commercial bank with which neither party has significant dealings, with interest to be allocated to the party entitled to the principal upon resolution of the dispute. In the event that the aggregate disputed amounts for either of Perot Systems or Cambridge Technology exceed $300,000, then Client will pay all such disputed amounts in excess of $300,000 in accordance with the terms of this Agreement and will seek reimbursement of such disputed amounts through good faith negotiation or otherwise in accordance with
          Article 14.

               (iii) In the event Perot Systems (A) fails to provide the number of FTEs set forth in the staffing plan for the Application Support Services (other than for reasons of short-term illness, vacation or similar routine absences), or (B) fails to perform a portion of the PSC Program Services or Operations Services, and such failure has an adverse impact on Client, Perot Systems and Client will negotiate an equitable reduction to Perot Systems' fees for the unperformed services.

          (e) Late payments will accrue interest at the Designated Interest Rate from the applicable due date to the date of actual payment by Client. Overpayments by Client will accrue interest at the Designated Interest Rate from the date 10 days after a request by Client for reimbursement of or credit for the overpayment to the date Client is reimbursed or credited the overpayment.

          (f) Perot Systems will offset all credits due to Client under this Agreement against amounts then owing by Client starting with the oldest undisputed amounts owed.

     Any credits owed to Client at the termination or expiration of this Agreement will be paid to Client in cash by the party owing such credits within 30 days after termination or expiration.

          (g) Perot Systems will credit any overpayments made by Client against the first invoice issued to Client after discovery of the overpayment to the extent reasonably practicable.

     6.10 Audits by Client.
          ----------------

          (a) At Client's request, but not more often than once per year, each of Perot Systems and Cambridge Technology will allow Client or its designated representatives to audit such party's accounting books and records to the extent necessary to verify such party's charges to Client for the preceding 12-month period. In the case of Statements of Work and Task Orders performed by a party on a fixed-price basis, however, the audit will be limited to the party's Pass-Through Expenses and Reimbursable Expenses. Perot Systems or Cambridge Technology, as the case may be, will cooperate with, and comply with all reasonable requests from, Client or its designated representatives in connection with such audit. Prior to conducting such audit, Client's designated representatives will execute and deliver to the party to be audited a confidential information agreement containing terms reasonably acceptable to such party.

          (b) Upon completion of any such audit, Client and Perot Systems or Cambridge Technology, as the case may be, will review the audit report together and work in good faith to agree upon (i) any adjustment of charges to Client (including any credit or reimbursement of any overpayment by Client) and (ii) any appropriate adjustments to such party's billing practices. If any such audit discloses overpayments that in the aggregate equal five percent or more of the amounts that were actually due, as shown by the audit (or, in the case of audits of Pass-Through Expenses and Reimbursable Expenses in connection with fixed-price Statements of Work or Task Orders, five percent or more of such expenses that were actually due, as shown by the audit), then the audited party will reimburse Client for the costs of the audit.

     6.11 Benchmarking.
          ------------

          (a) Perot Systems will perform an annual internal technology review to assess the Services and the performance of the Systems then being managed by Perot Systems. Such review will include comparisons with similar information technology installations to the extent information about similar information technology installations are reasonably available. Perot Systems will present the results of such review and any recommendations for Changes based on such results to the Technology Steering Committee.

          (b) Client may initiate at its expense a third-party review of the Services being performed by Perot Systems, provided, however, that there will be no more than one such review during any 12-month period during the term of this Agreement. If Client initiates a third party review, Client will, within five business days after sending notice of such election, provide Perot Systems with a list of three unbiased third party benchmarkers acceptable to Client. Perot Systems will select one of such third party benchmarkers to be engaged by Client. Client and Perot Systems will negotiate in good faith to determine jointly the information to be provided to the benchmarker (the "Benchmark Information") and the scope and cost of the review, and will (1) review the Benchmark Information and (2) schedule a meeting to address any issues either party may have with the Benchmark Information. The parties will cooperate in good faith with the benchmarker selected by the parties. The benchmarker will review the scope and level of Services then being provided under this Agreement, the total number of personnel assigned to perform those Services, and the charges for the Services and compare the scope and level of Services, the total number of personnel assigned to perform such Services, and the charges for the Services against similar services that are performed by other full service systems integration and information technology outsourcing providers who compete with Perot Systems in similar markets in a similar period. If the benchmarker reasonably determines that Perot Systems' performance of the Services, the number of personnel assigned to perform the Services, or the charges for the Services are substantially above or below competitive levels and the Executive Steering Committee agrees with such determination, then the parties will agree in good faith on an equitable adjustment to the Services, Service Levels, the number of personnel assigned to provide the Services under this Agreement, or the charges for the Services (with respect to Services to be provided in the future); provided, however, that no adjustment will be made if (i) Perot Systems' performance of the Services is determined to be less than 5% below, or the number of personnel assigned to perform the Services or the charges for the Services are determined to be less than 5% above, competitive levels, or (ii) Perot Systems' performance of the Services is determined to be more than 10% above, or the number of personnel assigned to perform the Services or the charges for the Services are determined to be more than 10% below, competitive levels. If either affected party disputes the auditor's determination, the parties will resolve the dispute in accordance with
     Article 14.

     6.12 Client Surveys.
          --------------

          (a)  Baseline Customer Satisfaction Survey. During the 90-day period
               -------------------------------------
     after the Effective Date, and as part of the Operations Services, Perot Systems will conduct a survey to measure end-user satisfaction with the Systems at each Client site. The survey will contain questions to be agreed upon by Client and Perot Systems within 60 days after the Effective Date. The survey will be administered according to procedures agreed upon by Perot Systems and Client within 60 days after the Effective Date. Perot Systems will promptly share the results of each such survey with Client, including, without limitation, copies of the user questionnaires completed by any Client Personnel. A sample Client Satisfaction Survey is attached as Attachment F.

          (b)  Regular Customer Satisfaction Surveys. At least once every six
               -------------------------------------
     months during the term of this Agreement during a mutually agreed time period, and as part of the Operations Services, Perot Systems will conduct a survey to measure end-user satisfaction with the Systems and Perot Systems' responsiveness to requests for PSC Services at each Client site. The survey will at a minimum cover at least the following classes of users:
     (i) end users of the PSC Services, (ii) senior management of end users, and
     (iii) senior managers of Client's information management function. The survey will contain questions to be agreed upon by Client and Perot Systems no later than 30 days before the date on which the survey is scheduled to begin. Perot Systems will promptly share the results of each such survey with Client, including, without limitation, copies of the user questionnaires completed by any Client Personnel. The content, scope, and method of each such survey will be consistent with the baseline customer survey conducted under Section 6.12(a), and the timing of the surveys will be subject to mutual agreement. Perot Systems agrees that increasing customer satisfaction, as measured by such surveys, may be a factor in determining performance credits under Section 6.4.

     6.13 Extraordinary Events.  If an Extraordinary Event occurs or is
          --------------------
reasonably expected to occur, Client and Perot Systems or Client and Cambridge Technology, as the case may be, will negotiate in good faith appropriate changes to the charges assessed or the scope, nature or volume of Services provided under this Agreement. For purposes of this Agreement, "Extraordinary Event" means an event or transaction or series of events or transactions relating to Client's business that results or is reasonably expected to result in a material increase or decrease of Perot Systems' or Cambridge Technology's cost of providing the Services or in the resources required to provide the Services. The term "Extraordinary Events" includes (i) changes to the principal locations where Client operates; (ii) material changes in products or services of, or in the users served by, Client; (iii) mergers, annexations, or divestitures of a material nature involving Client; (iv) changes in the method of service delivery by Client not contemplated by this Agreement; (v) changes in service priorities; and (vi) increases or decreases of greater than ten percent in the baseline volumes set forth in Schedule 6.1 (except to the extent Schedule 5.1 or Part B of Schedule 6.1 provides for incremental charges in connection with such volume changes).


                                   ARTICLE 7
                              PROPRIETARY RIGHTS

     7.1  PSC Work Product.
          ----------------

          (a) Subject to Client's payment for the related PSC Services and the provisions of Section 7.1(b), Perot Systems hereby assigns to Client, to the maximum extent permitted by applicable law, all right, title and interest in and to all PSC Work Product, including but not limited to all trade secret, copyright, patent and other intellectual property rights in and to such PSC Work Product. Perot Systems will cooperate reasonably with Client in connection with such assignment, including the execution of documents and the taking of such further action as may be reasonably requested by Client.

          (b) Except as otherwise provided in this Agreement (including Perot Systems' confidentiality obligations under Article 8), Perot Systems may
     (1) develop or distribute products or perform services similar to the PSC Work Product or the PSC Services, or (2) use any concepts, know-how or techniques developed by Perot Systems as a direct result of developing the PSC Work Product or performing the PSC Services to develop or distribute products or to perform services for any other person (provided that Perot Systems may not use any such concepts, know-how or techniques to develop similar products for the Key Competitors unless such concepts, know-how or techniques are publicly available without a breach of this Agreement or generally known in the industry).

     7.2  Cambridge Work Product.
          ----------------------

          (a) Subject to Client's payment for the related Cambridge Services and the provisions of Section 7.2(b), Cambridge Technology hereby assigns to Client, to the maximum extent permitted by applicable law, all right, title and interest in and to all Cambridge Work Product, including but not limited to all trade secret, copyright, patent and other intellectual property rights in and to such Cambridge Work Product. Cambridge Technology will cooperate reasonably with Client in connection with such assignment, including the execution of documents and the taking of such further action as may be reasonably requested by Client.

          (b) Except as otherwise provided in this Agreement (including Cambridge Technology's confidentiality obligations under Article 8), Cambridge Technology may (1) develop or distribute products or perform services similar to the Cambridge Work Product or the Cambridge Services, or (2) use any concepts, know-how or techniques developed by Cambridge Technology as a direct result of developing the Cambridge Work Product or performing the Cambridge Services to develop or distribute products or to perform services for any other person (provided that Cambridge Technology may not use any such concepts, know-how or techniques to develop similar products for the Key Competitors unless such concepts, know-how or techniques are publicly available without a breach of this Agreement or generally known in the industry).

     7.3  Third-Party Intellectual Property.
          ---------------------------------

          (a) Unless authorized to do so by Client or the authorized licensor of any applicable Third-Party Intellectual Property, neither Perot Systems nor Cambridge Technology will incorporate into any PSC Work Product or Cambridge Work Product, as the case may be, or use for the benefit of Client in connection with the PSC Services or Cambridge Services, as the case may be, any Third-Party Intellectual Property.

          (b) To the extent that Perot Systems or Cambridge Technology is reasonably expected to use, reproduce or create derivative works of Third-Party Intellectual Property owned by or licensed to Client to fulfill its obligations under this Agreement, Client hereby authorizes Perot Systems or Cambridge Technology, as the case may be, as an independent contractor of Client, and grants to Perot Systems or Cambridge Technology, as the case may be, to the extent permitted by any applicable agreement to which Client is a party, a non-exclusive, non-transferable, royalty-free license, to use, reproduce and create derivative works of such Third-Party Intellectual Property to the extent necessary to, and for the sole purpose of, fulfilling such party's obligations under this Agreement. Client, at no charge to Perot Systems or Cambridge Technology, as the case may be, and with Perot Systems' or Cambridge Technology's, as the case may be, cooperation and assistance, will use commercially reasonable efforts to obtain any consents from third parties necessary to grant Perot Systems or Cambridge Technology these rights.

          (c) If (1) Perot Systems or Cambridge Technology, as the case may be, acquires the right to use, reproduce or create derivative works of any Third-Party Intellectual Property and (2) the PSC Work Product or Cambridge Work Product, as the case may be, contemplated by this Agreement to be developed by such party cannot reasonably be used as contemplated by this Agreement unless such party can transfer such rights to Client in accordance with the terms of this Agreement, then such party will obtain the right to transfer such rights to Client. Subject to the license or other restrictions imposed by the owner or licensor of that Third-Party Intellectual Property, none of which will impair Client's use of such PSC Work Product or Cambridge Work Product, as the case may be, as contemplated by this Agreement, Perot Systems or Cambridge Technology, as the case may be, assigns or sublicenses, as the case may be, to Client all rights in and to all Third-Party Intellectual Property that forms part of a PSC Work Product or Cambridge Work Product, as the case may be, that are necessary to allow Client to use that PSC Work Product or Cambridge Work Product as contemplated by this Agreement upon acceptance of, and payment for, that PSC Work Product or Cambridge Work Product, as the case may be.

     7.4  Pre-Existing Intellectual Property. Unless otherwise agreed in a
          ----------------------------------
Task Order or an amendment to this Agreement, if Perot Systems or Cambridge Technology delivers to Client any Pre-Existing Intellectual Property as part of an Application or System, such party will, and hereby does, grant to Client a non-exclusive, royalty-free, world-wide, perpetual license to make, have made, use, reproduce, modify, adapt, such Pre-Existing Intellectual Property provided that Client will not use such Pre-Existing Intellectual

Property to sell service bureau services to third parties who are not Subsidiaries, Affiliates, or retail dealer or franchisees of Client, or sublicense any third party to make, have made, use, reproduce, modify, or adapt such Pre-Existing Intellectual Property (provided that Client may sublicense to a Subsidiary (for so long as such entity remains a Subsidiary) any of the rights that Client is permitted to exercise with respect to Pre-Existing Intellectual Property). Perot Systems or Cambridge Technology, as the case may be, will advise Client in the relevant Work Order of all Pre-Existing Intellectual Property to be delivered to Client under the Work Order. Perot Systems and Cambridge Technology each agree not to license to any Named Competitor any combination of Pre-Existing Intellectual Property and PSC Work Product or Cambridge Work Product that performs a substantial portion of any Application delivered to Client under this Agreement, except to the extent the functionality embodied in such Pre-Existing Intellectual Property performs functions that are commonly available in the market.

                                   ARTICLE 8
                                CONFIDENTIALITY


     8.1  Ownership of Client Data.  All data and information relating to
          ------------------------
Client's business operations that is provided by or on behalf of Client to Perot Systems or Cambridge Technology in connection with the Services will remain the property of Client. Each of Perot Systems and Cambridge Technology will use such data or information solely in connection with performing the Services.

    8.2   Confidential Information.
          ------------------------

          (a) Each party (a "receiving party") agrees that all information regarding each other party's (a "disclosing party") methodologies, financial affairs, business activities and plans communicated to the receiving party will be treated as confidential information ("Confidential Information"). For purposes of the foregoing, Confidential Information will not include information that (1) was known by the receiving party without an obligation of confidentiality prior to its receipt from the disclosing party, (2) is independently developed by the receiving party without reliance on Confidential Information, (3) is or becomes publicly available without a breach of this Agreement by the receiving party, (4) is disclosed to the receiving party by a third person who is not required to maintain its confidentiality, or (5) is required to be disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party. The receiving party has the burden of proving the applicability of the foregoing exceptions.

          (b) Each receiving party will use at least the same degree of care, but no less than a reasonable degree of care, to avoid unauthorized disclosure or use of each disclosing party's Confidential Information as it employs with respect to its own Confidential Information of similar importance.

          (c) Each receiving party may disclose Confidential Information only to the other parties to this Agreement and its own officers, directors, and employees and to its consultants, subcontractors and advisors who reasonably need to know it. Each receiving party will be responsible to the disclosing party for any violation of this Agreement by its officers, directors, employees, consultants, subcontractors or advisors.

          (d) No receiving party may print or copy, in whole or in part, any documents or other media containing a disclosing party's Confidential Information, other than copies for its officers, directors, employees, consultants or advisors who are working on the matter, without the prior consent of the disclosing party.

          (e) No receiving party may use a disclosing party's Confidential Information for competing with the disclosing party or for any purpose not in furtherance of this Agreement.

          (f) Promptly after the earlier of the completion of a receiving party's obligations under, or the termination of, this Agreement, such receiving party will return or, with the consent of each disclosing party, destroy all of that disclosing party's Confidential Information, except for
     (i) archive and backup copies that are not readily accessible for use, (ii) business records required by law to be retained by the receiving party and
     (iii) information assigned or licensed to Client under Article 7.

          (g) If a receiving party is requested, as part of an administrative or judicial proceeding, to disclose any of a disclosing party's Confidential Information, the receiving party will, to the extent permitted by applicable law, promptly notify the disclosing party of such request and cooperate with the disclosing party, at the disclosing party's expense, in seeking a protective order or similar confidential treatment for such Confidential Information.

          (h) Each receiving party agrees that in the event of a breach or threatened breach by a disclosing party, or any officer, director, consultant, subcontractor, advisor or employee of such disclosing party, of the provisions of this Article, the disclosing party will have no adequate remedy in money damages and, accordingly, will be entitled to seek an injunction against such breach, in addition to any other legal or equitable remedies available to the disclosing party.

     8.3  Attorney-Client Privilege.
          -------------------------

          (a) Perot Systems acknowledges that Client may assert that certain documents, data and databases created by Perot Systems as part of the Operations Services provided under this Agreement and all communications related thereto (collectively, "Privileged Work Product") are subject to certain privileges under applicable law, including the attorney-client privilege, and may seek to protect such Privileged Work Product from disclosure by Rule 26 of the Federal Rules of Civil Procedure or other applicable rules or laws.

          (b) Client will notify Perot Systems of any Privileged Work Product to which Perot Systems has or may have access. After Perot Systems receives such notice, Perot Systems will use reasonable commercial efforts to limit access to such Privileged Work Product solely to those PSC Personnel for whom such access is required to fulfill Perot Systems' obligations under this Agreement.

          (c) If Perot Systems is requested to provide any third party with access to Privileged Work Product, Perot Systems will, to the extent permitted by applicable law, promptly notify Client and take, at Client's expense, such reasonable actions as may be requested by Client to resist providing such access. Perot Systems will have the right, at Client's expense, to retain independent legal counsel in connection with any such request. If Perot Systems is ultimately required, pursuant to an order of a court or other authority reasonably believed by Perot Systems to be of competent jurisdiction, to disclose Privileged Work Product, Perot Systems will have no liability under this Agreement in connection with such disclosure.

     8.4  Internal Audits.  Each of Perot Systems and Cambridge Technology may
          ---------------
periodically perform, or cause to be performed, internal compliance reviews of its activities under this Agreement. The specific findings of these reviews, whether performed by Perot Systems, Cambridge Technology, or a third person, will be deemed Privileged Work Product and neither Perot Systems nor Cambridge Technology will be required to disclose such findings to Client under any circumstances.

                                   ARTICLE 9
                             TERM AND TERMINATION

     9.1  Initial Term.  The term of this Agreement (the "Initial Term") will
          ------------
begin at 8:00 a.m. Denver, Colorado time on the Effective Date and end at 7:59 a.m. Denver, Colorado time on the fifth anniversary of the Effective Date, unless extended or earlier terminated in accordance with this Article 9.

    9.2   Renewal Terms.  The term of this Agreement will be automatically
          -------------
extended for additional periods (each, a "Renewal Term") of one year unless Client or Perot Systems gives notice to the other at least six months prior to the then-current Termination Date of its intention to allow this Agreement to expire at the end of the Initial Term or then-current Renewal Term. Fees payable by Client in connection with the PSC Services and the Cambridge Program Services will be adjusted during each Renewal Term in accordance with Section 6.8.

     9.3  Termination for Cause.
          ---------------------

          (a) Client may terminate this Agreement with respect to any one or more of the major categories of PSC Services (i.e., the Transition Services, PSC Program Services, Operations Services, or Application Support Services) or one or more individual Task Orders being performed by Perot Systems if Perot Systems (i) breaches any of its material duties or material obligations to Client under this Agreement or the applicable Task Order with respect to such major category of PSC Services, (ii) repeatedly breaches a particular duty or obligation to Client under this Agreement or the applicable Task Order with respect to such major category of PSC Services or Task Order within the immediately preceding 12-month period which repeated breaches collectively constitute a material breach of this Agreement, or (iii) contemporaneously breaches a number of its duties or obligations to Client under this Agreement or the applicable Task Order with respect to such major category of PSC Services or Task Order which collectively, based on the number, nature and relationship of such breaches constitute a material breach of this Agreement, by delivering to Perot Systems a notice of termination for cause (a "Termination Notice") setting forth the date of termination, which date will not be more than six months after the date of the Termination Notice, and a description in reasonable detail of the breach for which Client is terminating this Agreement. Client will be deemed to terminate this Agreement with respect to the PSC Program Services upon termination of the last of all other major categories of PSC Services to be terminated under this Agreement.

          (b) If there occurs a Critical Service Level Failure, as that term is defined in Schedule 6.4, primarily as a result of actions or failures to act by Perot Systems or PSC Personnel, and not primarily as a result of actions or failures to act by Client or a third party other than Perot Systems or PSC Personnel, or Force Majeure, Client may give Perot Systems at least 30 days' prior notice of its intention to terminate this Agreement with respect to the PSC Services ("Notice Period"). During such Notice Period, Perot Systems may seek to cure the problems that are causing the Critical Service Level Failure. If Client is reasonably satisfied that the problems have been cured within the Notice Period, upon expiration of such period, Client will rescind its notice. If Client is not reasonably satisfied that the problems have been cured within the Notice Period, upon expiration of such period, Client may exercise its right of termination granted in this paragraph upon notice thereof to Perot Systems during the 90 day period after the Notice Period; provided that the cure period provided by 9.3(f) will not apply in the event Client exercises such right of termination.

          (c) Client may terminate this Agreement or one or more individual Task Orders with respect to the Cambridge Services if Cambridge Technology (i) breaches any of its material duties or material obligations to Client under this Agreement with respect to such Task Order, (ii) repeatedly breaches a particular duty or obligation to Client under this Agreement with respect to such Task Order within the immediately preceding 12-month period which repeated breaches collectively constitute a material breach of this Agreement, or (iii) contemporaneously breaches a number of its duties or obligations to Client under this Agreement which collectively, based on the number, nature and relationship of such breaches constitute a material breach of this Agreement, by delivering to the CPA Account Manager a notice of termination for cause (a "Termination Notice") setting forth the date of termination, which date will not be more than six months after the date of the Termination Notice, and a description in reasonable detail of the breach for which Client is terminating this Agreement. The CPA Account Manager will deliver such Termination Notice to Cambridge Technology within two business days after receiving it from Client.

          (d) Perot Systems may terminate this Agreement with respect to the PSC Services if Client (i) breaches any of its material duties or material obligations to Perot Systems under this Agreement, (ii) repeatedly breaches a particular duty or obligation to Perot Systems within the immediately preceding 12-month period which breaches collectively constitute a material breach of this Agreement, or (iii) contemporaneously breaches a number of its duties or obligations to Perot Systems under this Agreement which collectively, based on the number, nature and relationship of such breaches constitute a material breach of this Agreement, by delivering to Client a notice of termination for cause (a "Termination Notice") setting forth the date of termination, which date will not be less than 30 days after the date of the Termination Notice, and a description in reasonable detail of the breach for which Perot Systems is terminating this Agreement.

          (e) Cambridge Technology may terminate this Agreement with respect to the Cambridge Services if Client (i) breaches any of its material duties or material obligations to Cambridge Technology under this Agreement, (ii) repeatedly breaches a particular duty or obligation to Cambridge Technology within the immediately preceding 12-month period which breaches collectively constitute a material breach of this Agreement, or (iii) contemporaneously breaches a number of its duties or obligations to Cambridge Technology under this Agreement which collectively, based on the number, nature and relationship of such breaches constitute a material breach of this Agreement, by delivering to Perot Systems a notice of termination for cause (a "Termination Notice") setting forth the date of termination, which date will not be less than 30 days after the date of the Termination Notice, and a description in reasonable detail of the breach for which Cambridge Technology is terminating this Agreement. Perot Systems will deliver such Termination Notice to Client within two business days after receiving it from Cambridge Technology.

          (f) This Agreement will terminate (solely with respect to the applicable major category of PSC Services or the applicable Perot Systems Task Order in the case of a termination pursuant to Section 9.3(a) or (b), or the applicable Cambridge Technology

     Task Order in the case of a termination pursuant to Section 9.3(c), the PSC Services in the case of a termination pursuant to Section 9.3(d) or the Cambridge Services in the case of a termination pursuant to Section 9.3
     (e)) on the date (the "Termination Date") set forth in the Termination Notice unless, the breaching party substantially cures its breach within
     (i) 10 days from the date of the Termination Notice in the case of a party's failure to pay any amount due hereunder, or (ii) the greater of (A) 30 days from the date of the Termination Notice (or such later date set forth in the Termination Notice) in the case of any other breach that can reasonably be cured within 30 days, or (B) a reasonable period (but not to exceed 90 days in any event) in the case of any other breach that the breaching party demonstrates, to the reasonable satisfaction of the terminating party, cannot reasonably be cured within 30 days. Upon receiving the Termination Notice, the breaching party will diligently proceed to cure the breach specified in the Termination Notice.

     9.4  Termination for Convenience.
          ---------------------------

          (a) Termination of the PSC Services or Cambridge Program Services.
              -------------------------------------------------------------

              (i) On or after the second anniversary of the Effective Date, Client may terminate this Agreement with respect to either the PSC Services, the Cambridge Program Services or both for convenience by delivering to Perot Systems during the 30 day period ending on January 31 or July 31 (A) a notice of termination for convenience (a "Termination Notice") setting forth the date of termination (the "Termination Date"), which date will be at least 90 days after the applicable anniversary and (B) a certified check payable to Perot Systems for the Early Termination Fee which will be computed as set forth in Schedule 9.4.

              (ii) If the Termination Notice and Early Termination Fee are properly delivered, this Agreement will terminate on the Termination Date, unless the Termination Notice is revoked not more than 45 days prior to such date. If Client revokes the Termination Notice, Perot Systems will, within 10 business days, refund the Early Termination Fee paid by Client to Perot Systems, less any Make-Whole Costs incurred between the date the Termination Notice was received and the date the Termination Notice was revoked.

              (iii) At least 30 days prior to the Termination Date, Perot Systems will provide to Client an invoice for the estimated Make-Whole Costs (including any Cambridge Technology estimated Make-Whole Costs). On the Termination Date, Client will pay Perot Systems the estimated Make-Whole Costs and all other outstanding amounts payable to Perot Systems under this Agreement. Within 60 days after the Termination Date, Perot Systems will provide to Client a final invoice for the Make-Whole Costs (including any Cambridge Technology Make-Whole Costs), which invoice will reflect any corrections to the estimated Make-

          Whole Costs. Within 30 days after such invoice is provided to Client, Client will pay Perot Systems any additional amount due or Perot Systems or Cambridge Technology, as the case may be, will refund to Client any amount overpaid by Client. Such payments will not relieve Client of its obligation to pay any other amounts payable to Perot Systems under this Agreement.

               (iv) If an arbitration panel or court of competent authority determines that a purported termination for cause by Client under
          Section 9.3 was not properly a termination for cause, then such termination will be deemed to be a termination for convenience under this Section 9.4 and Client will pay to Perot Systems the Early Termination Fee, Make-Whole Costs (including any Cambridge Technology Make-Whole Costs) and all other amounts payable to Perot Systems under this Agreement within 30 days after receiving an invoice therefor. If such termination occurs prior to two years after the Effective Date, Client will pay all Make-Whole Costs (including any Cambridge Technology Make-Whole Costs) determined in accordance with this
          Section 9.4 as though the termination occurred two or more years after the Effective Date under this Section and an Early Termination Fee in an amount determined as though the termination had occurred under
          Section 9.10. Such payment will be Client's sole liability and Perot Systems' and Cambridge Technology's sole recovery with respect to the termination.

          (b)  Termination of a Task Order. Client may terminate an individual
               ---------------------------
     Task Order for convenience by providing a 30 day written termination notice to the CPA Account Manager. Upon receipt of such notice, Perot Systems or Cambridge Technology, as the case may be, will cease work in an orderly fashion with respect to such Task Order and turn over all work in process. Client will be responsible for payment of any amounts described in Schedule 9.4, any amounts described in the applicable Task Order, and all authorized travel and living expenses incurred..

     9.5  Termination in Connection with a Critical Failure. Notwithstanding
          -------------------------------------------------
anything in this Agreement to the contrary, if either or both of Perot Systems or Cambridge Technology fails to perform its respective obligations under this Agreement (other than primarily as a result of actions or failures to act by Client) and, as a result, Client is unable to perform the business functions that are reasonably necessary to rent vehicles to the public ("Critical Business Functions") at its rental locations that regularly represent more than 50% of its rental revenue as a result of the unavailability of the Services then being performed by such parties (excluding any portion of such Services that are being performed by RSI) for more than 60 consecutive hours, then Client may terminate this Agreement with respect to either or both the PSC Services or the Cambridge Services, as the case may be (provided that in no event will the PSC Services be terminated solely in connection with a failure to perform by Cambridge Technology and in no event will the Cambridge Services be terminated solely in connection with a failure to perform by Perot Systems), by providing notice to the CPA Account Manager, Perot Systems and Cambridge Technology. If Perot Systems or Cambridge Technology, as the case may be, does not cure the failure within two business days following its receipt of the notice (or, if the failure cannot be cured within such two business day period, provide Client with a work-around or other solution that permits Client to perform its Critical Business Functions), then this Agreement will terminate with respect to either the PSC Services or the Cambridge Services, as the case may be, as of the date specified in the notice. If Client terminates this Agreement pursuant to this Section 9.5, such termination will be Client's sole remedy, and neither Perot Systems nor Cambridge Technology will have any liability for damages or otherwise to Client, in connection with the unavailability of such Services by Perot Systems or Cambridge Technology, as the case may be, unless the unavailability of such Services is primarily the result of Perot Systems' or Cambridge Technology's, as the case may be, acts or failures to act, in which case this limitation of liability will not apply to the party at fault.

     9.6  Termination for Insolvency.
          --------------------------

          (a) Either Perot Systems or Cambridge Technology may terminate this Agreement if Client (i) files for bankruptcy; (ii) becomes or is declared insolvent or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it;
     (iii) makes an assignment for the benefit of all or substantially all of its creditors; (iv) is unable to pay its debts generally as they come due; or (v) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations, by giving notice to Client of its intention to terminate this Agreement as of a date specified in the notice which date will not be less than 90 days after the date of the notice. This Agreement will terminate on the date set forth in the notice unless (i) the termination event specified in the notice is cured within such 90 day period, or (ii) Client is not past due with respect to any amount properly due under this Agreement to either Perot Systems or Cambridge Technology and otherwise continued to perform its obligations under this Agreement, including its obligations to make payments under
     Article 6.

          (b) Client may terminate this Agreement with respect to the Services to be provided by Perot Systems or Cambridge Technology, as the case may be, if such party (i) files for bankruptcy; (ii) becomes or is declared insolvent or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it;
     (iii) makes an assignment for the benefit of all or substantially all of its creditors; (iv) is unable to pay its debts generally as they come due; or (v) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations, by giving notice to Perot Systems and Cambridge Technology of its intention to terminate this Agreement as of a date specified in the notice which date will not be less than 90 days after the date of the notice. This Agreement will terminate with respect to the Services to be provided by the applicable party on the date set forth in the notice.

     9.7  Termination Assistance.
          ----------------------

          (a) Upon expiration or termination of this Agreement for any reason, other than termination of this Agreement under Sections 9.6(a) or 9.9, Perot Systems will, at Client's request and subject to the provisions of this Section 9.7, provide Termination Assistance Services under this Agreement (the "Termination Assistance Period") for a period of up to six months.

          (b) Client will pay Perot Systems in advance for the services described in Section 9.7(c) on a time and materials basis at Perot Systems' then current commercial rates, discounted as set forth in Schedule 6.3, or another mutually acceptable basis. Client will pay Perot Systems, on the first day of each month and as a condition to its obligation to provide such assistance, an amount equal to Perot Systems' reasonable estimate of the total amount payable to Perot Systems for such assistance for that month. Perot Systems will invoice Client on or about the fifth day of the following month for the actual costs incurred by Perot Systems in providing such assistance. Such invoice will reflect any adjustments necessary (including a credit or refund of any overpayment by Client) to reconcile the amounts paid by Client (as estimated by Perot Systems) and the charges actually incurred.

          (c) During the Termination Assistance Period, Perot Systems and Cambridge Technology will cooperate with Client and its designees and provide the assistance reasonably requested by Client or its designee to allow Client's business operations to continue without material interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Services then being provided by Perot Systems and Cambridge Technology to Client or its designees, including the following:

              (i) Continuing to perform any or all of the Services then being performed by Perot Systems and Cambridge Technology.

              (ii) Developing, with the assistance of Client or its designees, a plan for the transition of the Services then being performed by Perot Systems and Cambridge Technology to Client or its designees.

              (iii) Providing training for personnel of Client or its designees in the performance of PSC Services and Cambridge Program Services then being performed.

              (iv) Using reasonable commercial efforts to grant, subject to reasonable terms and conditions, or to assist Client or its designees to obtain, a sublicense or other right for Client or its designees to use any Software owned by or licensed to Perot Systems or Cambridge Technology that is (A) substantially dedicated to the performance of the PSC Services or Cambridge Program Services, or (B) reasonably necessary to the performance of the PSC Services or Cambridge Program Services. In addition, Perot Systems and Cambridge Technology will use reasonable commercial efforts to provide Client or its designees with appropriate interface information for Software that is not commercially available.

               (v) Making available to Client or its designees, pursuant to reasonable terms and conditions, any Equipment owned or leased by Perot Systems that is substantially dedicated to the performance of the PSC Services. Client may in its discretion purchase any such equipment owned by Perot Systems at Perot Systems' then-current book value and, subject to the terms of the applicable lease, may assume Perot Systems' rights and obligations with respect to any such equipment leased by Perot Systems.

               (vi) Perot Systems and Cambridge Technology will use reasonable commercial efforts to assist Client or its designees to obtain (on a non-exclusive basis) any third party services then being utilized by Perot Systems and Cambridge Technology in the performance of the PSC Services and Cambridge Program Services.

               (vii) To the extent any part of Client's data or communications network services are being provided on the Termination Date by Perot Systems using a proprietary network furnished by Perot Systems, Perot Systems will, at Client's request, continue to provide such network services to Client or its designees, subject to reasonable terms and conditions, for a period not to exceed 12 months after the Termination Date.

          (d) Upon request by Client, Perot Systems and Cambridge Technology will provide Client a non-binding estimate of such party's Make-Whole Costs that would be payable under this Agreement if Client were to terminate this Agreement within a reasonable period after the date of Client's request.

     9.8  Survival of Certain Provisions. The provisions of this Agreement
          ------------------------------
which by their nature should survive any termination of this Agreement, including but not limited to Sections 16.1, 16.2, 16.4 and 16.10 and Articles 6, 7, 8, 9, 11, 12 and 14 will survive any expiration or other termination of this Agreement.

     9.9  Termination Within 60 Days.
          --------------------------

          (a) Client may terminate this Agreement with respect to the PSC Services and the Cambridge Program Services for its convenience by delivering to Perot Systems, on any date during the period ending 60 days after the Effective Date, a notice of termination for convenience (a "Termination Notice") setting forth the date of termination (the "Termination Date"), which date, unless otherwise agreed by Client and Perot Systems, will be at least 60 days after the date the Termination Notice is delivered to Perot Systems.

          (b) If Client properly delivers a Termination Notice to Perot Systems within the 60-day period after the Effective Date, (i) Perot Systems, Cambridge Technology and Client will develop a reasonable schedule for reducing the number of PSC and Cambridge Technology Personnel assigned to Client's account during the period from the date of the Termination Notice to the Termination Date, and (ii) this Agreement will terminate on the Termination Date.

          (c) At least 30 days prior to the Termination Date, Perot Systems will provide to Client an invoice for the estimated Make-Whole Costs (which shall include any Cambridge Make-Whole Costs). On the Termination Date, Client will pay Perot Systems the estimated Make-Whole Costs and all other outstanding amounts payable to Perot Systems under this Agreement. Within 60 days after the Termination Date, Perot Systems will provide to Client a final invoice for the Make-Whole Costs, which invoice will reflect any corrections to the estimated Make-Whole Costs. Within 30 days after such invoice is provided to Client, Client will pay Perot Systems any additional amount due or Perot Systems will refund to Client any amount overpaid by Client. Such payments will not relieve Client of its obligation to pay any other amounts payable to Perot Systems or Cambridge Technology under this Agreement.

          (d) Notwithstanding the provisions of Section 6.1 and anything else to the contrary in this Agreement, Client will pay Perot Systems for the PSC Services from the Effective Date through the date Perot Systems ceases providing PSC Services under this Agreement at Perot Systems' commercial billing rates for services rendered on a time and materials basis at the undiscounted weekly rates set forth in Schedule 6.3, at the times set forth in Schedule 6.1. If Client does not deliver a Termination Notice to Perot Systems or otherwise terminate this Agreement within the 60-day period after the Effective Date, (i) the amounts payable by Client for the PSC Services on or after the Effective Date will be those established in
     Section 6 and other applicable provisions of this Agreement, and (ii) Perot Systems will provide a credit against fees payable by Client under this Agreement in an amount equal to the excess of (A) the amount Client paid for the PSC Services from the Effective Date through the end of such 60-day period, over (B) the amount Client would have been charged for the PSC Services from the Effective Date through the end of such 60-day period if the PSC Personnel assigned to Client's account had been providing such PSC Services at the rates provided in Section 6 and other applicable provisions of this Agreement, which credit will be applied in three equal installments against the first three invoices for PSC Services delivered to Client after the end of such 60-day period.

          (e) If the Client's termination of this Agreement under this Section 9.9, includes termination of Task Orders for Application Development Services, such Task Orders will terminate in accordance with Section 9.4(b).

          (f) If Client terminates this Agreement under this Section 9.9, (i) the provisions of Sections 2.6(d) and (e) will not apply to any PSC or Cambridge Technology Personnel, (ii) Perot Systems' limit of liability to Client in connection with this Agreement, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to this Agreement, other than any liability under Section 11.1 of this Agreement, will not exceed, in the aggregate, $1,000,000 and (iii) Cambridge Technology's limit of liability to Client in connection with this Agreement, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to this Agreement, other than any liability under Section 11.2 of this Agreement, will not exceed, in the aggregate, one month's fees for the Cambridge Program Services.

     9.10 Termination in Connection With a Change in Control.
          --------------------------------------------------

          (a) During the period commencing 61 days after the Effective Date and ending two years after the Effective Date, Client may terminate this Agreement with respect to the PSC Services and the Cambridge Program Services within 30 days after a Change of Control Event by delivering to Perot Systems during such 30-day period (i) a notice of termination for change of control (a "Termination Notice") setting forth the date of termination (the "Termination Date"), which date, unless otherwise agreed by Client and Perot Systems, will be at least 60 days after the date the Termination Notice is delivered to Perot Systems, and (ii) a certified check payable to Perot Systems for an Early Termination Fee in an amount equal to the excess of (A) the amount that Client would have been charged for the PSC Services from the Effective Date through the earlier of (1) the date such Termination Notice is delivered or (2) the date 12 months after the Effective Date if the PSC Personnel assigned to Client's account had been providing such PSC Services at Perot Systems' commercial billing rates for services rendered on a time and materials basis at the undiscounted monthly rates set forth in Schedule 6.3, over (B) the price actually paid to Perot Systems on or before such date for such PSC Services. Upon request by Client, Perot Systems will promptly provide Client with its computation of the amount of the Early Termination Fee (including any Cambridge Technology costs).

          (b) If such Termination Notice and the Early Termination Fee are properly delivered to Perot Systems within the 30-day period after the Change of Control Event, this Agreement will terminate on the Termination Date.

          (c) At least 30 days prior to the Termination Date, Perot Systems will provide to Client an invoice for the estimated Make-Whole Costs. On the Termination Date, Client will pay Perot Systems the estimated Make-Whole Costs (including any Cambridge Technology Make-Whole Costs) and all other outstanding amounts payable to Perot Systems under this Agreement. Within 60 days after the Termination Date, Perot

     Systems will provide to Client a final invoice for the Make-Whole Costs, which invoice will reflect any corrections to the estimated Make-Whole Costs. Within 30 days after such invoice is provided to Client, Client will pay Perot Systems any additional amount due or Perot Systems will refund to Client any amount overpaid by Client. Such payments will not relieve Client of its obligation to pay any other amounts payable to Perot Systems or Cambridge Technology under this Agreement.

          (d) If the Client's termination of this Agreement under this Section 9.10, includes termination of Task Orders for Application Development Services, such Task Orders will terminate in accordance with Section 9.4(b).

          (e) If Client terminates this Agreement under this Section 9.10, (i) the provisions of Sections 2.6(d) and (e) will not apply to any PSC or Cambridge Personnel, (ii) Perot Systems' limit of liability to Client in connection with this Agreement, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to this Agreement, other than any liability under Section 11.1 or 11.4 of this Agreement, will not exceed, in the aggregate, $2,000,000 (except in connection with Perot Systems' failure to provide the services described in Section 9.7) and (iii) Cambridge Technology's limit of liability to Client in connection with this Agreement, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to the Cambridge Program Services provided under this Agreement, other than any liability under Section 11.2 or 11.4 of this Agreement, will not exceed, in the aggregate, two month's fees for the Cambridge Program Services.


                                  ARTICLE 10
                       WARRANTIES AND CERTAIN COVENANTS

     10.1 By Perot Systems.  Perot Systems warrants that (i) the PSC Services
          ----------------
will be performed in a diligent and workmanlike manner, in accordance with good industry practices, by individuals of suitable training and skill, (ii) in providing the PSC Services, Perot Systems and PSC Personnel will comply with all federal, state, and local laws and regulations that apply to, and obtain all permits and licenses that pertain to, the provision of the PSC Services generally, and (iii) in providing the PSC Services, Perot Systems and PSC Personnel will, at no additional charge to Client, comply with all federal, state, and local laws and regulations specific to Client's business of which Client gives Perot Systems notice and interpretive direction.

     10.2 By Cambridge Technology.  Cambridge Technology warrants that (i) the
          -----------------------
Cambridge Services will be performed in a diligent and workmanlike manner, in accordance with good industry practices, by individuals of suitable training and skill, (ii) in providing the Cambridge Services, Cambridge Technology and Cambridge Personnel will comply with all federal, state, and local laws and regulations that apply to, and obtain all permits and licenses that pertain to, the provision of the Cambridge Services generally, and (iii) in providing the Cambridge Services, Cambridge Technology and Cambridge Personnel will, at no additional charge to Client, comply with all federal, state, and local laws and regulations specific to Client's business of which Client gives Cambridge Technology notice and interpretive direction.

     10.3 By Each Party.  Each party warrants that:
          -------------

          (a) it is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation,

          (b) it has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement,

          (c) the execution, delivery, and performance of this Agreement has been duly authorized by such party, and

          (d) no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement.

     10.4 Third Party Warranties.  Upon the earlier of a request by Client or
          ----------------------
the termination of this Agreement, Perot Systems will assign to Client all the warranty and indemnification rights obtained by Perot Systems from any manufacturer, supplier or licensor of Third Party Software or Equipment as a result of performing Procurement Services, except to the extent such rights may not be assigned. As part of Operations Services, Perot Systems will use reasonable commercial efforts to enforce, on Client's behalf, any warranty or indemnification rights with respect to Third Party Software, Managed Equipment (whether or not assigned or assignable to Client) or Equipment purchased pursuant to Section 4.2(vii), provided that Perot Systems will have no obligation to initiate or conduct litigation, arbitration or similar proceedings to enforce such warranty or indemnification rights. Perot Systems will maintain appropriate records of each warranty given by suppliers in connection with such Equipment or Software and deliver to Client any documentation evidencing such warranty issued by such suppliers. At Client's request, Perot Systems will provide to Client a copy of each purchase, license, maintenance, support or similar agreement relating to such Third Party Software, Managed Equipment or purchased Equipment.

     10.5 Warranty Disclaimers. EXCEPT AS SET FORTH IN THIS AGREEMENT, A
          --------------------
SCHEDULE, OR A TASK ORDER, NO PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTIES TO ANY OTHER PARTY, INCLUDING,

BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THIS AGREEMENT.

     10.6 Certain Covenants.
          -----------------

          (a)  Viruses.
               -------

               (i) Each Party will use reasonable commercial efforts to prevent any software viruses or other surreptitious software codes (collectively, "Virus") from being introduced into the Systems. Perot Systems will evaluate, recommend and maintain up-to-date, subject to Client's approval, virus detection and removal products to be used in connection with the Systems, on a mutually satisfactory periodic basis.

               (ii) If a Virus is introduced into a System, each party will use reasonable commercial efforts to identify and neutralize such Virus and to mitigate any adverse effect of such Virus, and Perot Systems will repair or restore, as soon as, and to the extent, reasonably practicable any data, information or Systems damaged by such Virus. The priority and intensity of the efforts undertaken by the parties to identify and neutralize the Virus, and to repair or restore any affected data, information or systems, will be determined by Client based on its evaluation of the situation, based on such factors as it deems appropriate, including but not limited to, the number of sites affected, the severity of the damage being caused, and the relative importance of the Systems affected.

          (b) Neither Perot Systems nor Cambridge Technology will, without the prior consent of Client, intentionally introduce into any System or intentionally invoke any code which is intended to disable or wrongfully impair or shut down such System.

          (c) Cambridge Technology will cause the Cambridge Applications (including Third Party Intellectual Property that is provided by Cambridge Technology and incorporated into a Cambridge Application) and Perot Systems will cause any Perot Applications (including Third Party Intellectual Property that is provided by Perot Systems and incorporated into a Perot Application) and Perot Modifications, to:

               (i) record, store, process, and present calendar dates falling on or after January 1, 2000, but before December 31, 2099, in the same manner, and with the same functionality and accuracy, as performed on or before December 31, 1999;

               (ii) require a century indicator on all dates produced therein as output or results from the operation of such software where the absence of such an indicator will cause a subsequent failure of the software or hardware that subsequently processes such output or results;

               (iii) not cause an abnormal ending or generate an incorrect result when performing date calculations involving either a single century or multiple centuries;

               (iv) sort all files in an accurate sequence when sorted by date and read and write in an accurate sequence when the date is used as the key for such reading or writing; and

               (v) be capable of determining leap years prior to December 31, 2099.

     Notwithstanding the foregoing, (A) Perot Systems will have no obligation to modify any Application (other than a Cambridge Application that has been accepted by Client (provided that Perot Systems has approved and participated in the acceptance testing process), a Perot Application, or a Perot Modification (solely with respect to such modification)) or any portion thereof to satisfy the foregoing requirements, except to the extent set forth in a Task Order; and (B) Cambridge Technology will have no obligation to modify any Application (other than a Cambridge Application) or any portion thereof to satisfy the foregoing requirements, except to the extent set forth in a Task Order.

          (d) Perot Systems will request that each manufacturer or licensor of Third Party Software and Managed Equipment acknowledge, whether by means of a response to a specific request or, with respect to mass market software or hardware, through such manufacturer's or licensor's normal customer communications methods (e.g., a manufacturer's web site) that such software or hardware will:

               (i) record, store, process, and present calendar dates falling on or after January 1, 2000, but before December 31, 2099, in the same manner, and with the same functionality and accuracy, as performed on or before December 31, 1999;

               (ii) require a century indicator on all dates produced therein as output or results from the operation of such software;

               (iii) not cause an abnormal ending or generate an incorrect result when performing date calculations involving either a single century or multiple centuries;

               (iv) sort all files in an accurate sequence when sorted by date and read and write in an accurate sequence when the date is used as the key for such reading or writing; and

               (v) be capable of determining leap years prior to December 31, 2099.

     Neither Perot Systems nor Cambridge Technology will have any liability to Client for (A) the failure of any Third Party Software or Equipment to comply with the requirements described in clauses (i) through (v) above, or
     (B) either of such party's inability to perform its obligations under this Agreement as a result of the failure of any Third Party Software or Equipment to comply with the requirements described in clauses (i) through
     (v) above.


                                  ARTICLE 11
                                 INDEMNITIES

     11.1 By Perot Systems.
          ----------------

          (a) Perot Systems will indemnify, defend and hold harmless Client and its officers, directors, employees, agents, successors and assigns (each, an "indemnitee"), from any and all Losses and threatened Losses arising from or in connection with any of the following:

               (i)   Perot Systems' breach of its obligations to Client under
          Article 8 of this Agreement;

               (ii) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the negligence or willful misconduct of Perot Systems or PSC Personnel;

               (iii) the damage, loss or destruction of any real or tangible personal property caused by the negligence or willful misconduct of Perot Systems or PSC Personnel; and

               (iv) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee arising from an act or omission of Perot Systems or its Subsidiaries or subcontractors in their respective capacity as an employer of any person.

          (b) Perot Systems will indemnify, defend and hold harmless Cambridge Technology and its officers, directors, employees, agents, successors and assigns (each, an "indemnitee"), from any and all Losses and threatened Losses arising from or in connection with any of the following:

               (i) Perot Systems' breach of its obligations to Cambridge Technology under Article 8 of this Agreement;

               (ii) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the gross negligence or willful misconduct of Perot Systems; or

               (iii) the damage, loss or destruction of any real or tangible personal property caused by the gross negligence or willful misconduct of Perot Systems.

     11.2 By Cambridge Technology.
          -----------------------

          (a) Cambridge Technology will indemnify, defend and hold harmless Client and its officers, directors, employees, agents, successors and assigns (each, an "indemnitee"), from any and all Losses and threatened Losses arising from or in connection with any of the following:

               (i) Cambridge Technology's breach of its obligations to Client under Article 8 of this Agreement;

               (ii) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the negligence or willful misconduct of Cambridge Technology or Cambridge Personnel;

               (iii) the damage, loss or destruction of any real or tangible personal property caused by the negligence or willful misconduct of Cambridge Technology or Cambridge Personnel; and

               (iv) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee arising from an act or omission of Cambridge Technology or its Subsidiaries or subcontractors in their respective capacity as an employer of any person.

          (b) Cambridge Technology will indemnify, defend and hold harmless Perot Systems and its officers, directors, employees, agents, successors and assigns (each, an "indemnitee"), from any and all Losses and threatened Losses arising from or in connection with any of the following:

               (i) Cambridge Technology's breach of its obligations to Perot Systems under Article 8 of this Agreement;

               (ii) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the gross negligence or willful misconduct of Cambridge Technology; and

               (iii) the damage, loss or destruction of any real or tangible personal property caused by the gross negligence or willful misconduct of Cambridge Technology.

     11.3 By Client.
          ---------

          (a) Client will indemnify, defend and hold harmless Perot Systems and its officers, directors, employees, agents, successors and assigns (each, an "indemnitee"), from any and all Losses and threatened Losses arising from or in connection with any of the following:

               (i)   Client's breach of its obligations to Perot Systems under
          Article 8 of this Agreement;

               (ii) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the negligence or willful misconduct of Client or Client Personnel;

               (iii) the damage, loss or destruction of any real or tangible personal property caused by the negligence or willful misconduct of Client or Client Personnel; and

               (iv) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of Client or its Subsidiaries in their respective capacity as an employer of any person.

          (b) Client will indemnify, defend and hold harmless Cambridge Technology and its officers, directors, employees, agents, successors and assigns (each, an "indemnitee"), from any and all Losses and threatened Losses arising from or in connection with any of the following:

               (i) Client's breach of its obligations to Cambridge Technology under Article 8 of this Agreement;

               (ii) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the negligence or willful misconduct of Client;

               (iii) the damage, loss or destruction of any real or tangible personal property caused by the negligence or willful misconduct of Client; and

               (iv) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of Client or its Subsidiaries or subcontractors in their respective capacity as an employer of any person.

     11.4 Intellectual Property.
          ---------------------

          (a)  By Perot Systems. Perot Systems will, at its expense, indemnify
               ----------------
     and defend Client, Cambridge Technology, their Affiliates, and their respective officers, directors, employees, agents, successors and assigns from any third-party claims (i.e., claims made by a party other than Cambridge Technology, Client or any of their respective Affiliates) made against Cambridge Technology, Client, or any of their Affiliates alleging that (i) PSC Work Product infringes a third person's copyright, or trade secret enforceable in the United States, (ii) the method chosen and used by Perot Systems to implement the applicable Requirements for the applicable PSC Work Product infringes a third person's patent issued by the United States prior to the date the applicable PSC Work Product was delivered to Client, or (iii) Client's use, in accordance with the terms of this Agreement, of Third-Party Intellectual Property owned by or licensed (by a licensor other than by Perot Systems) to Client infringes a third person's copyright, trade secret or patent enforceable in the United States to the extent that such infringement is solely the result of Perot Systems' failure to obtain a Required Consent. Perot Systems will pay any judgments finally awarded by a court of competent jurisdiction, any settlements of such third party claims approved by Perot Systems, and reasonable attorneys' fees incurred prior to giving the Notice of Election arising from such third party claims.

          (b)  By Cambridge Technology. Cambridge Technology will, at its
               -----------------------
     expense, indemnify and defend Client, Perot Systems, their Affiliates, and their respective officers, directors, employees, agents, successors and assigns from any third-party claims (i.e., claims made by a party other than Perot Systems, Client or any of their respective Affiliates) made against Perot Systems, Client, or any of their Affiliates alleging that (i) Cambridge Work Product infringes a third person's copyright, or trade secret enforceable in the United States, (ii) the method chosen and used by Cambridge Technology to implement the applicable Requirements for the applicable Cambridge Work Product infringes a third person's patent issued by the United States prior to the date the applicable Cambridge Work Product was delivered to Client, or (iii) Client's use, in accordance with the terms of this Agreement, of Third-Party Intellectual Property owned by or licensed (by a licensor other than by Cambridge Technology) to Client infringes a third person's copyright, trade secret or patent enforceable in the United States to the extent that such infringement is solely the result of Cambridge Technology's failure to obtain a Required Consent. Cambridge Technology will pay any judgments finally awarded by a court of competent jurisdiction, any settlements of such third party claims approved by Cambridge Technology and reasonable attorneys' fees incurred prior to giving the Notice of Election arising from such third party claims.

          (c)  By Client.
               ---------

               (i) Client will, at its expense, defend Perot Systems, its Subsidiaries and their officers, directors, employees, agents, successors and assigns, from any claim by a third-party (i.e., a party other than Perot Systems, Cambridge Technology, Client or any of their respective Affiliates) brought against Perot Systems or its Subsidiaries alleging that (i) the functionality set forth in the Requirements for the applicable PSC Work Product infringes a third person's patent issued by the United States prior to the date the applicable PSC Work Product was delivered to Client regardless of the method of implementation selected, or (ii) Perot Systems' use, in accordance with the terms of this Agreement, of Third-Party Intellectual Property owned by or licensed (by a licensor other than by Perot Systems or its Subsidiaries) to Client infringes a third person's copyright, trade secret or patent issued in the United States to the extent that such infringement is solely the result of Client's failure to obtain a Required Consent. Client will pay any judgments finally awarded by a court of competent jurisdiction, any settlements of such third party claims approved by Client, and reasonable attorneys fees incurred prior to giving the Notice of Election arising from such third party claims.

               (ii) Client will, at its expense, defend Cambridge Technology, its Subsidiaries and their officers, directors, employees, agents, successors and assigns, from any claim by a third-party (i.e., a party other than Perot Systems, Cambridge Technology, Client or any of their respective Affiliates) brought against Cambridge Technology or its Subsidiaries alleging that (i) the functionality set forth in the Requirements for the applicable Cambridge Work Product infringes a third person's patent issued by the United States prior to the date the applicable Cambridge Work Product was delivered to Client regardless of the method of implementation selected, or (ii) Cambridge Technology's use, in accordance with the terms of this Agreement, of Third-Party Intellectual Property owned by or licensed (by a licensor other than by Cambridge Technology or its Subsidiaries) to Client infringes a third person's copyright, trade secret or patent issued in the United States to the extent that such infringement is solely the result of Client's failure to perform its obligations under this Agreement. Client will pay any judgments finally awarded by a court of competent jurisdiction, any settlements of such third party claims approved by Client, and reasonable attorneys fees incurred prior to giving the Notice of Election arising from such third party claims.

          (d)  By Third Parties.  Except as otherwise provided in this Section
               ----------------
     11.4, no party will seek indemnification from any other party from and against any Losses arising out of or resulting from any third-party claims brought against such party's use of Third-Party Intellectual Property and alleging that such use infringes such third party's trademark, copyright, trade secret or patent. Instead, the affected party will seek indemnification from the owner or licensor of such Third-Party Intellectual Property.

          (e)  Mitigation.  Upon receiving notice of an infringement claim, the
               ----------
     indemnitor may, in its sole discretion, (i) modify the allegedly infringing item to be non-infringing without materially impairing its functionality,
     (ii) replace the allegedly infringing item with a non-infringing item of substantially equivalent functionality, or (iii) if, in the indemnitor's reasonable discretion, modification or replacement is not commercially practicable, obtain for the indemnitee the right to continue to use the item in accordance with the terms of the Agreement. If the indemnitor elects to modify the allegedly infringing item, (A) the indemnitee will, without charge, give the indemnitor all reasonable assistance and information necessary to allow the indemnitor to make such modifications as promptly as practicable at the indemnitor's expense, and (B) all relevant test and acceptance criteria and schedules will be revised as appropriate to reflect such modifications.

          (f)  Exclusions.  Notwithstanding any other provisions of this Section
               ----------
     11.4, the indemnitor will have no liability to the indemnitee for any claim of infringement based on the use or licensing of any portion of a System that was:

               (i) modified by the indemnitee without the indemnitor's involvement or approval if the claim reasonably relates only to such modification by the indemnitee;

               (ii) not provided or recommended by the indemnitor to the indemnitee; or

               (iii) due to a combination of non-infringing portions of a System provided by the indemnitor and infringing portions provided by the indemnitee or some third party, and such infringement is the result of such combination.

     11.5 Indemnification Procedures.  The following procedures will apply to
          --------------------------
all claims for indemnification under this Article:

          (a) Promptly after receipt by any entity entitled to indemnification under this Article of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnified party will seek indemnification, the indemnified party will notify the indemnifying party of such claim in writing. No failure to so notify the indemnifying party will relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within 15 days following receipt of notice from the indemnified party relating to any claim, but no later than 10 days before the date on which any response to a complaint, summons, or other legal process is due, the indemnifying party will notify the indemnified party in writing if the indemnifying party elects to assume control of the defense and settlement of that claim (a "Notice of Election").

          (b) If the indemnifying party delivers a Notice of Election relating to any claim within the required notice period, the indemnifying party will be entitled to have sole control over the defense and settlement of such claim; provided, however, that (A) the indemnified party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (B) the indemnifying party will obtain the prior approval, which approval will not be unreasonably delayed or withheld, of the indemnified party in respect of any non-cash aspects of a proposed settlement of such claim from the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnifying party has delivered a Notice of Election relating to any claim in accordance with Subsection 11.5(a), the indemnifying party will not be liable to the indemnified party for any legal expenses incurred by such indemnified party in connection with the defense of that claim. In addition, the indemnifying party will not be required to indemnify the indemnified party for any amount paid or payable by such indemnified party in the settlement of any claim for which the indemnifying party has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnifying party.

          (c) If the indemnifying party does not deliver a Notice of Election relating to any claim within the required notice period, the indemnified party will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnifying party. The indemnifying party will promptly reimburse the indemnified party for all such costs and expenses, demand for which may be made periodically.

     11.6 Subrogation. In the event that an indemnifying party will be obligated
          -----------
to indemnify an indemnified party pursuant to this Article 11, the indemnifying party will, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the claims to which such indemnification relates.

                                  ARTICLE 12
                    LIMITATIONS ON LIABILITY AND DAMAGES

     12.1 Limitation on Direct Damages.
          ----------------------------

          (a) Except as provided in Article 11, Perot Systems will be liable to Client only for any direct damages, including costs of cover reasonably incurred by Client and performance credits issued pursuant to Section 6.4, arising out of Perot Systems' breach of contract, breach of warranty, or negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, that the liability of Perot Systems, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to this Agreement (including without limitation breach of warranty or breach of any obligation to indemnify Client other than as provided in
     Article 11) will not exceed, in the aggregate, the greater of (i) $5,000,000 or (ii) the fees (excluding any Pass-Through Expenses or Reimbursable Expenses) paid by Client to Perot Systems during the six month period prior to the date on which the applicable claim arises, reduced, in either case, by the excess (i.e., in no event will this clause be interpreted to increase Perot Systems' limit of liability as described in the preceding clauses) of any performance credits issued pursuant to
     Section 6.4 (after excluding any performance credits that have been earned back by Perot Systems) over the amount of any performance bonuses paid to Perot Systems pursuant to Section 6.4.

          (b) Except as provided in Article 11, Cambridge Technology will be liable to Client only for any direct damages, including costs of cover reasonably incurred by Client, arising out of Cambridge Technology's breach of contract, breach of warranty, or negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, that the liability of Cambridge Technology, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to this Agreement (including without limitation breach of warranty or breach of any obligation to indemnify Client other than as provided in Article 11) will not exceed, in the aggregate, (i) with respect to the Cambridge Program Services, the fees (excluding any Pass-Through Expenses or Reimbursable Expenses) paid by Client to Cambridge Technology (or to the CPA Account Manager for the benefit of Cambridge Technology) during the six month period prior to the date on which the applicable claim arises, and (ii) with respect to each Cambridge Application, the fixed price established for such Cambridge Application in the applicable Task Orders.

          (c) Except as provided in Article 11, Client will be liable to Perot Systems and Cambridge Technology only for any direct damages, including costs of cover reasonably incurred by Perot Systems or Cambridge Technology, as the case may be, arising out of Client's breach of contract, breach of warranty, or negligence or willful misconduct in the performance of its obligations under this Agreement; provided, however, that the aggregate liability of Client to Perot Systems and Cambridge Technology, whether based on contract, equity, negligence, tort, intentional conduct or otherwise, for any and all events, acts or omissions relating in any way to this Agreement (including without limitation breach of warranty or breach of any obligation to indemnify Perot Systems or Cambridge other than as provided in Article 11) will not exceed, in the aggregate, (i) $5,000,000 with respect to Perot Systems, and (ii)(A) with respect to the Cambridge Program Services, the fees (excluding any Pass-Through Expenses or Reimbursable Expenses) paid by Client to Cambridge Technology (or to the CPA Account Manager for the benefit of Cambridge Technology) during the six month period prior to the date on which the applicable claim arises, and (B) with respect to each Cambridge Application, the fixed price established for such Cambridge Application in the applicable Task Orders.

          (d) Perot Systems will have no liability to Client for any direct, indirect or other damages arising from the performance of the Cambridge Services or any other obligations of Cambridge Technology relating to this Agreement, except to the extent such liability arises from Perot Systems' breach of contract, breach of warranty, or negligence or willful misconduct in the performance of its obligations with respect to Cambridge Technology and the Cambridge Services under this Agreement.

          (e) Cambridge Technology will have no liability to Client for any direct, indirect or other damages arising from the performance of the PSC Services or any other obligations of Perot Systems relating to this Agreement.

          (f) Except as provided by Sections 6.9 and 11.4, neither Perot Systems nor Cambridge Technology will have any liability to the other for any direct, indirect or other damages arising from the performance of any obligations of the other party relating to this Agreement.

          (g) The limitation on Client's liability under clause (c) will not apply to Client's obligations to pay amounts properly due and owing to either Perot Systems or Cambridge Technology under this Agreement.

     12.2 Limitation on Consequential Damages. No party will be liable for, nor
          -----------------------------------
nor will the measure of damages assessed against any other party include, any indirect, incidental, special, consequential or punitive damages or amounts for loss of income, data, profits or savings arising out of the liable party's performance under this Agreement.

     12.3 Mitigation. Each party will have a duty, and will use reasonable
          ----------
commercial efforts, to mitigate damages for which any other party may be responsible under this Agreement.

     12.4 Time to Bring Actions. Except for claims for indemnification made
          ---------------------
under Article 11, no claim may be asserted by any party against any other party with respect to any event, act or omission which occurred more than two years prior to the claim being asserted.

     12.5 Force Majeure. If any party is prevented, hindered or delayed in the
          -------------
performance or observance of any of its obligations hereunder by reason of any circumstance beyond its reasonable control, including but not limited to fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country ("Force Majeure"), that party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and that party continues to use all commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay. Each party affected by a Force Majeure event will advise each other party in reasonable detail of the event as promptly as practicable (including the estimated duration of the event) and keep each other party reasonably apprised of progress in resolving the event.

                                  ARTICLE 13
                         INSURANCE AND RISK OF LOSS

     13.1 Insurance.  At all times while obligated to perform services under
          ---------
this Agreement, Perot Systems and Cambridge Technology will each maintain in force, at their respective expense, insurance of the type and in the amounts set forth below:

          (a) statutory workers' compensation insurance in accordance with the legal requirements of each country, state, territory and locality exercising jurisdiction over personnel performing Services in such country, state, territory or locality;

          (b) employer's liability insurance with a minimum limit in an amount not less than $1,000,000 per accident, covering bodily injury by accident, and $1,000,000 per policy covering bodily injury by disease, including death;

          (c) commercial general liability insurance (including contractual liability insurance) in an amount not less than $1,000,000 per occurrence and a $2,000,000 annual aggregate;

          (d) comprehensive automobile liability insurance with a combined single limit in an amount not less than $2,000,000 per accident for bodily injury and property damage liability;

          (e) to the extent commercially available to Perot Systems or Cambridge Technology, as the case may be, in the insurance market, errors and omissions liability insurance with a per claim and policy aggregate limit in an amount not less than $1,000,000;

          (f) a fidelity bond in an amount not less than $500,000 for the PSC Personnel having signature authority on the Account identified in Section 6.6; and

          (g) umbrella/excess liability in an amount not less than $5,000,000 per occurrence and annual aggregate.

To the extent commercially available to Perot Systems or Cambridge Technology, as the case may be, in the insurance market, such insurance policies will be written by reputable insurers reasonably acceptable to Client, preferably by insurance companies rated at least A by A.M. Best's rating service or equivalent.

     13.2 Insurance Documentation. Upon Client's reasonable request, each of
          -----------------------
Perot Systems and Cambridge Technology will furnish to Client certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages referenced in Section 13.1. Such certificates or other documentation will include a provision whereby the applicable insurer will give at least 30 days' notice to Client prior to cancellation or material alteration of the coverage. Each of Perot Systems and Cambridge Technology will, to the extent reasonably practicable, cause the applicable insurer to name Client and its Subsidiaries (and such other entities as the parties may agree) as an additional insured and will furnish Client with documentation thereof.

     13.3 Risk of Loss. Each party will be responsible for risk of loss of, and
          ------------
damage to, any Equipment, Software or other materials in its possession or under its control; provided that Client will be responsible for risk of loss of, and damage to, all Equipment during shipment of such Equipment from (i) its manufacturer in the case of Equipment purchased by Perot Systems as part of the Procurement Services or (ii) the location where the RSI Services are being rendered on the Effective Date to a PSC Facility. In all cases where Client is responsible for risk of loss under clauses (i) and (ii) of the preceding sentence, Perot Systems will arrange for appropriate insurance during shipment and invoice the costs of such insurance to Client as a Pass-Through Expense.


                                  ARTICLE 14
                             DISPUTE RESOLUTION

     14.1 General.  Any dispute between any two or more parties to this
          -------
Agreement, either with respect to the interpretation of any terms of this Agreement or with respect to the performance by a party of its obligations under this Agreement, will be resolved as provided in this Article 14. The parties involved in the dispute will diligently seek to resolve all disputes pursuant to
Section 14.2, without resort to the more formal proceedings described in Sections 14.3 and 14.4.

     14.2 Management Meetings.  Prior to the initiation of arbitration or
          -------------------
Agreement, litigation under this Agreement, the parties will first attempt to resolve their disputes as follows:

          (a) Upon request of a party, each party involved in the dispute will, within 10 business days of the request, appoint a senior manager who is not directly involved in performance of this Agreement or the dispute to meet with the other party's appointed senior manager to endeavor to resolve such dispute. These senior managers will meet as often as they reasonably deem necessary for each party involved in the dispute to gather and furnish to the other party involved in the dispute all information with respect to the dispute which the parties involved in the dispute believe to be appropriate and germane to the resolution of the dispute. All such meetings will take place in Denver, Colorado, unless the parties agree to a different site. The senior managers will discuss the dispute and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for these discussions will be left to the discretion of the senior managers, but may include the preparation of agreed-upon statements of fact or statements of position.

          (b) Each party, whether or not such party is involved in the relevant dispute, will comply with all reasonable requests made by the other parties for non-privileged information (as determined by the disclosing party in its sole discretion) that is reasonably related to the relevant dispute in order that each party may be fully advised of the other party's position.

          (c) If the parties involved in the dispute fail to resolve the dispute within a time period not more than 30 days set by the senior managers during their first meeting, the Presidents of each party (or their respective designees) will meet (in person at a site reasonably selected by Client's President or by telephone) to endeavor to resolve the dispute prior to initiating arbitration under Section 14.3.

     14.3 Arbitration.  Except as provided in Section 14.4, any dispute that
          -----------
is not resolved through negotiation pursuant to Section 14.2 will be resolved exclusively by final and binding arbitration in accordance with the following:

          (a) Arbitration arising out of a dispute will not be commenced until 10 days after the President of a party to the dispute notifies the President of the other parties to the dispute that he or she has concluded in good faith that amicable resolution of the dispute through continued negotiation does not appear likely.

          (b) Except as specified below or otherwise agreed, the arbitration will be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrators will be three neutral persons selected by agreement of the parties or, failing such agreement, in accordance with the AAA Rules. One arbitrator will be an information technology professional with technical experience; one arbitrator will be a certified public accountant with a major international accounting firm with experience in long-term project contracts; and one arbitrator will be an experienced business attorney with experience in information technology transactions and contracts. If the amount in dispute is less than $250,000, the arbitration will be conducted by a single neutral arbitrator selected in accordance with those Commercial Arbitration Rules who will be an experienced business attorney with experience in information technology transactions and contracts.

          (c) Any demand for arbitration or any counterclaim will specify in reasonable detail the facts and legal grounds forming the basis for the claimant's request for relief, and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by the claimant.

          (d) The arbitration proceedings will take place in Denver, Colorado, regardless of which party initiates the arbitration.

          (e) The arbitration panel or sole arbitrator may render an award of monetary damages to any party to the dispute and direct any party or all parties to the dispute to take or refrain from taking action, or both. However, the arbitration panel or sole arbitrator may not award monetary damages or direct any action whose fair market value would be in excess of the damages allowed pursuant to Article 12.

          (f) Judgment upon the award rendered in the arbitration may be entered in any court of competent jurisdiction.

     14.4 Limited Exceptions for Litigation.
          ---------------------------------

          (a) The parties agree that the provisions of Sections 14.2 and 14.3 will not apply when a party to a dispute makes a reasonable determination in good faith that a breach of the terms of this Agreement by the other party to the dispute is such that the damages to the determining party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the most appropriate remedy, and that party seeks such relief.

          (b) This Article 14 will not be construed to prevent a party from instituting, and a party is authorized to institute, litigation solely and exclusively (i) to toll the expiration of any applicable limitations period; (ii) to preserve a superior position with respect to other creditors; (iii) to seek immediate injunctive relief with respect to an infringement or alleged infringement of such party's intellectual property rights; (iv) to enforce an arbitration award under Section 14.3; or (v) as permitted under Section 14.4(a). Subject to the foregoing, this Article 14 will provide the exclusive procedure for resolving disputes under this Agreement.

          (c) Any litigation under this Agreement will be brought in a state or federal court sitting in Denver, Colorado unless litigation in another venue is required to protect or preserve a party's property located in that venue.

     14.5 Continued Performance.  Each party will continue performing its
          ---------------------
respective obligations under this Agreement while any dispute submitted to arbitration or litigation under this Article 14 is being resolved until such obligations are terminated by the expiration or termination of this Agreement or by a final and binding arbitral award, order, or judgment to the contrary under this Article 14.


                                  ARTICLE 15
                        DEFINITIONS AND CONSTRUCTION

     15.1 Certain Terms. Capitalized terms used in this Agreement will have the
          -------------
meanings ascribed to such terms in Schedule 15.1.

     15.2 Captions. The captions used in this Agreement are for convenience of
          --------
reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

     15.3 Priority of Documents. In the event of a conflict among the terms of
          ---------------------
this Agreement and any Exhibit, Schedule, or Task Order under this Agreement, such documents will have the following order of precedence: (i) Task Orders,
(ii) Schedules, (iii) this Agreement (excluding Task Orders, Schedules, and Exhibits), and (iv) Exhibits. The RFP and Response to RFP, attached as Exhibits A and B, may be used to explain any term or provision of this Agreement, but may not be used or interpreted in such fashion as to add a term or provision to this Agreement.

     15.4 Severability.  Whenever possible, each term of this Agreement will be
          ------------
interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be deemed restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement will be enforced as if this Agreement was entered into without the invalid provision.


                                  ARTICLE 16
                                MISCELLANEOUS

     16.1 No Hire Commitments.  During the term and, except as provided in
          -------------------
Section 9.7, for 12 months thereafter, each party agrees that neither it nor any of its Affiliates will recruit or hire any person employed then or within the preceding 12 months by any other party or any of its Affiliates who performed work in connection with this Agreement without the prior consent of that party. Upon expiration or termination of this Agreement, Client will have the right, but not the obligation, to make employment offers to any or all of the Transitioned Employees who are then in the employ of Perot Systems and the right, but not the obligation, to make employment offers to the PSC Personnel who are then providing (or within the previous six months have provided) services to Client under this Agreement. The decision to make employment offers shall be within Client's sole discretion, and Perot Systems shall have no responsibility or liability to Client with respect to such decision.

     16.2 Publicity. No party will use any other party's name, trademarks or
          ---------
service marks or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter to the extent the materials in such media release, announcement or disclosure have not previously been made publicly available. This restriction includes, but is not limited to, any promotional or marketing materials, customer lists or business presentations (but not including any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of a party) without obtaining consent from the other party for each such use or release. Notwithstanding the foregoing limitation, any party may use another party's name (solely for purposes of identifying the party as a vendor or customer) in any promotional or marketing materials designed for a particular potential customer, provided such potential customer has signed a confidentiality agreement requiring it not to disclose the contents of such promotional or marketing materials to an unaffiliated third party.

     16.3 Notices.  All consents, notices, requests, demands, and other
          -------
communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed given when delivered personally against receipt, on the next business day when sent by overnight courier, and on the fifth business day after being mailed by certified mail, return receipt requested, to each party at the following address (or to such other address as that party may have specified by notice given to the other party pursuant to this provision):

     If to Perot Systems:                    With a copy to:

     Perot Systems Corporation               Perot Systems Corporation
     Attn:  President                        Attn:  General Counsel
     12377 Merit Drive, Suite 1100           12377 Merit Drive, Suite 1100
     Dallas Texas 75251                      Dallas, Texas 75251

     If to Cambridge Technology:             With a copy to:

     Cambridge Technology Partners, Inc.     Cambridge Technology Partners, Inc.
     Attn:  President                        Attn:  General Counsel
     304 Vassar Street                       304 Vassar Street
     Cambridge, Massachusetts 02139          Cambridge, Massachusetts 02139

     If to Client:                           With a copy to:

     Ryder TRS, Inc.                         Ryder TRS, Inc.
     Attn:  President                        Attn:  General Counsel
     1560 Broadway, Suite 1800               1560 Broadway, Suite 1800
     Denver, Colorado 80202                  Denver, Colorado 80202

     16.4 Assignment. This Agreement and all of the provisions hereof will be
          ----------
binding upon and inure to the benefit of each party and its respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any party without the prior consent of the other parties, except that (i) any party may assign this Agreement to the surviving entity in connection with the merger, consolidation, or sale of all or substantially all of the assets of that party; or (ii) if such a business combination is with a party to which Perot Systems or Cambridge Technology is then providing services, this Agreement and the relevant agreements between Perot Systems or Cambridge Technology and such other party will be amended as appropriate to provide the surviving entity of the business combination with the benefits of consolidating the agreements.

     16.5 Counterparts. This Agreement may be executed in one or more
          ------------
counterparts all of which taken together will constitute one and the same instrument.

     16.6 Relationship of Parties.  Perot Systems and Cambridge Technology, in
          -----------------------
furnishing services to Client hereunder, are each acting only as an independent contractor. Except as otherwise provided herein, neither Perot Systems nor Cambridge Technology undertakes by this Agreement or otherwise to perform any obligation of Client or each other, whether regulatory or contractual, or to assume any responsibility for

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

Client's or each other's business or operations, and Perot Systems and Cambridge Technology, respectively, has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed hereunder by such party. In no event will Client be deemed to be an employer or co-employer of any PSC Personnel or Cambridge Personnel.

     16.7   Approvals and Similar Actions.  Where agreement, approval,
            -----------------------------
acceptance, consent or similar action by any party is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld unless otherwise expressly permitted.

     16.8   Modification; Waiver. This Agreement may be modified only by a
            --------------------
written instrument duly executed by or on behalf of each party whose obligations are affected by such modification. No delay or omission by any party to exercise any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by any party of any of the obligations to be performed by any other party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other obligation herein contained.

     16.9   No Third-Party Beneficiaries. The parties agree that this
            ----------------------------
Agreement is for the benefit of the parties hereto and is not intended to confer any rights or benefits on any third-party, including any employee of any party, and that there are no third-party beneficiaries to this Agreement or any specific term of this Agreement.

     16.10  Governing Law. The laws of the State of Colorado will govern all
            -------------
questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     16.11  Entire Agreement.  This Agreement, including any exhibits,
            ----------------
schedules, task orders, or appendices hereto or thereto, constitutes the final, entire and exclusive agreement among the parties with respect to its subject matter.

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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered by their duly authorized representative to be effective as of the Effective Date first set forth above.

RYDER TRS, INC.


By:    /s/ Ronald A. Rittenmeyer
   ----------------------------------

Name:      Ronald A. Rittenmeyer

Title:     President and Chief Operating Officer

Date:      January 22, 1998

CAMBRIDGE TECHNOLOGY PARTNERS, INC.


By:    /s/ Michael Murphy
   ----------------------------------

Name:      Michael Murphy

Title:     Vice President

Date:      January 22, 1998

PEROT SYSTEMS CORPORATION


By:    /s/ Ross Perot
   ----------------------------------

Name:      Ross Perot

Title:     President and Chief Executive Officer

Date:      January 22, 1998

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